UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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AMERICAN RAILCAR INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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100 Clark Street, St. Charles Missouri 63301
www.americanrailcar.com
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 7, 2011

To Our Shareholders:
The Annual Meeting of Shareholders of American Railcar Industries, Inc. (which we refer to as the Company) will be held beginning at 1:00 p.m., local time, on June 7, 2011 at Brown Rudnick LLP, Seven Times Square, New York, New York 10036 for the following purposes:
1.	To elect nine directors to serve for the ensuing year and until their successors are duly elected.

2.	To vote on an advisory resolution regarding our executive compensation.

3.	To vote on an advisory resolution regarding the frequency of holding an advisory vote on our executive compensation.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.
These items are more fully described in the proxy statement accompanying this Notice. Only shareholders of record at the close of business on April 29, 2011 will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of shareholders will be open for inspection by any shareholder for the purpose of communicating with other shareholders concerning the Annual Meeting beginning two days after this proxy is mailed out to shareholders and continuing through the Annual Meeting at the Company’s principal executive office, 100 Clark Street, St. Charles, Missouri 63301. Such list will also be available for inspection at the Annual Meeting.
All shareholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the enclosed postage-prepaid envelope. Shareholders who attend the Annual Meeting may revoke their proxies and vote in person, if they so desire.
A Proxy Statement, proxy card and a copy of the Annual Report of the Company for the last fiscal year accompany this Notice of Annual Meeting of Shareholders.
By order of the Board of Directors

/s/ Michael Obertop
Michael Obertop
Secretary
May 3, 2011
St. Charles, Missouri
YOUR VOTE IS IMPORTANT!
Whether or not you expect to attend the Annual Meeting, please mark, sign and date the enclosed proxy card and return it as promptly as possible in the enclosed envelope. Even if you have given your proxy, the proxy may be revoked at any time prior to exercise by filing with the Secretary of the Company a written revocation, by executing a proxy with a later date, or by attending and voting at the meeting.
IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE COMPANY’S ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 7, 2011: This Proxy Statement, the Company’s Annual Report for the fiscal year ended December 31, 2010 and the Proxy Card are available at the Company’s website, www.americanrailcar.com.

American Railcar Industries, Inc.
Proxy Statement

PROXY STATEMENT
2011 ANNUAL MEETING OF SHAREHOLDERS
June 7, 2011
General
The enclosed proxy is solicited on behalf of the board of directors of American Railcar Industries, Inc. (the Company, ARI, we, us or our) for use at the Annual Meeting of Shareholders to be held on June 7, 2011 (the Annual Meeting), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at Brown Rudnick LLP, Seven Times Square, New York, New York 10036. This proxy statement, the accompanying Notice of Annual Meeting, the proxy card and the annual report to shareholders were first mailed or delivered on or about May 3, 2011.
Record Date, Stock Ownership and Voting
Only shareholders of record at the close of business on April 29, 2011 will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of that date, there were outstanding and entitled to vote 21,352,297 shares of our common stock, par value $0.01 per share (which we refer to as our Common Stock). Each shareholder is entitled to one vote for each share of Common Stock on each matter properly brought before the meeting. Shares represented by the enclosed proxy, if properly executed and returned to the Company prior to the meeting, will be voted at the Annual Meeting and at any adjournment or postponement thereof in the manner specified, or, if not specified, for the election of the nine nominees for director, for the advisory resolution regarding our executive compensation and for the advisory resolution regarding the frequency of holding an advisory resolution vote regarding our executive compensation. If any other matters shall properly come before the Meeting, the enclosed proxy will be voted by the proxies in accordance with their best judgment.
The presence, in person or by proxy, of the holders of record of a majority of the shares of Common Stock outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, a vote of a majority of the votes properly cast will adjourn the Meeting.
The proxy card provides space for a shareholder to vote for or against, or to abstain with respect to, each candidate for election. To be elected, a candidate must receive the affirmative vote of at least a majority of the votes cast for or against the candidate’s election. Similarly, the proxy card provides space for a shareholder to vote for or against, or to abstain with respect to, the advisory resolution regarding our executive compensation and to vote for one year, two years, three years or to abstain with respect to, the advisory resolution regarding the frequency of holding an advisory vote regarding our executive compensation. Votes cast by proxy or in person at the Annual Meeting will be tabulated by an inspector of elections appointed by the Company for the Annual Meeting. The inspector of elections will treat both abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on the matter) as shares of Common Stock that are present and entitled to vote for purposes of determining a quorum. Broker non-votes are not considered as shares voting or as votes cast with respect to any matter presented at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote for the election of directors. Broker non-votes will have no effect on the resolution regarding our executive compensation, but abstentions will be tantamount to a vote against such resolution.
Revocability of Proxies
The proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation, by executing a proxy bearing a later date or by attending the Annual Meeting and voting in person. Our executive office is located at 100 Clark Street, St. Charles, Missouri 63301.

Costs of Solicitation
All costs of this solicitation of proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitations by directors, officers or employees of the Company. No additional compensation will be paid for any such services.
PROPOSAL 1 — ELECTION OF DIRECTORS
At the Annual Meeting nine directors are to be elected who shall hold office until the next Annual Meeting of Shareholders. We list below certain biographical and other information concerning each of our current directors. Our board of directors has nominated each of our current directors, other than Mr. Stephen Mongillo, for re-election as directors. In lieu of Mr. Mongillo, our board of directors has nominated Mr. Samuel Merksamer. Information with respect to Mr. Merksamer is also provided below. The proposed nominees are not being nominated pursuant to any arrangement or understanding with any person.
Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of each of the nine nominees listed below. All nominees have consented to serve as directors if elected, but if any of them should decline or be unable to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee, if any, who shall be designated by the present board of directors to fill the vacancy. The term of office of each person elected as a director will continue until our next Annual Meeting of Shareholders or until a successor has been elected and qualified.
The Board of Directors unanimously recommends you vote FOR the election of each of the nine nominees to the Board of Directors set forth below.
Set forth below is certain biographical information regarding the nominees as of April 28, 2011.

Name	Age	Position	Director Since
Carl C. Icahn	75	Chairman of the Board	1994
James J. Unger	63	Vice Chairman of the Board	1995
Vincent J. Intrieri *	54	Director	2005
James C. Pontious **	72	Director	2006
J. Mike Laisure **	59	Director	2006
Harold First ***	74	Director	2007
Brett Icahn *	31	Director	2007
Hunter Gary	36	Director	2008
Samuel Merksamer	30	Nominee for Director	—

*	Member of the Compensation Committee

**	Member of the Audit Committee

***	Chair of the Audit Committee
Director Qualification Standards
We will only consider as candidates for director individuals who possess the highest personal and professional ethics, integrity and values, and who are committed to representing the long-term interests of our shareholders. In evaluating candidates for nomination as a director, our board may consider all factors it deems relevant, including current or recent experience as a leader of another major complex organization; business and financial expertise; experience as a director of a public company; current or prior railcar and/or manufacturing industry experience; independence; diversity; the extent to which the candidate would fill a present need on the board; and general criteria such as independent thought, practical wisdom and mature judgment. In addition, in composing a well-rounded board of directors, we look for those individuals who would bring a variety of complementary skills to allow formation of a board that possesses the appropriate skills and experience to oversee our management team and our business. Listed below are our director nominees and their biographies, and for each director, we summarize why that director has been chosen to serve on our board of directors.

Directors and Nominees
Carl C. Icahn. Mr. Carl Icahn has been our principal beneficial shareholder and has served as chairman of the board and as a director since 1994. Mr. Carl Icahn has served as chairman of the board and a director of Starfire Holding Corporation, a privately-held holding company, and chairman of the board and a director of various subsidiaries of Starfire, since 1984. Since August 2007, through his position as chief executive officer of Icahn Capital LP, a wholly-owned subsidiary of Icahn Enterprises L.P. (IELP), and certain related entities, Mr. Carl Icahn’s principal occupation is managing private investment funds, including Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP. From November 2004 through August 2007, Mr. Carl Icahn conducted this occupation through his entities CCI Onshore Corp. and CCI Offshore Corp. Since November 1990, Mr. Carl Icahn has been chairman of the board of Icahn Enterprises G.P. Inc. (IEGP), the general partner of IELP. IELP is a diversified holding company engaged in a variety of businesses, including investment management, automotive, metals, real estate, home fashion, railcar and food/packaging. Mr. Carl Icahn was chairman of the board and president of Icahn & Co., Inc., a registered broker-dealer and a member of the National Association of Securities Dealers, from 1968 to 2005. Mr. Carl Icahn has served as chairman of the board and as a director of Tropicana Entertainment Inc. (Tropicana), a casino and resort owner and operator, since March 2010. From September 2000 to February 2007, Mr. Carl Icahn served as the chairman of the board of GB Holdings, Inc. (GB Holdings), which owned an interest in Atlantic Coast Entertainment Holdings, Inc., the owner and operator of The Sands Hotel and Casino in Atlantic City, New Jersey, until November 2006. From October 1998 through May 2004, Mr. Carl Icahn was the president and a director of Stratosphere Corporation, the owner and operator of the Stratosphere Hotel and Casino in Las Vegas, Nevada. From September 2006 to November 2008, Mr. Carl Icahn was a director of ImClone Systems Incorporated (ImClone), a biopharmaceutical company, and from October 2006 to November 2008, he was the chairman of the board of ImClone. Mr. Carl Icahn has been chairman of the board and a director of XO Holdings, Inc. (XO), a telecommunications services provider, since February 2006, and of its predecessor from January 2003 to February 2006. Mr. Carl Icahn has served as a director of Cadus Corporation (Cadus), a company engaged in the ownership and licensing of yeast-based drug discovery technologies, from July 1993 to July 2010. Mr. Carl Icahn was a director of Blockbuster Inc., a provider of in-home movie rental and game entertainment, from May 2005 to January 2010. In October 2005, Mr. Carl Icahn became a director of WestPoint International, Inc. (WestPoint), a manufacturer of bed and bath home fashion products. Mr. Carl Icahn was a director of WCI Communities, Inc. (WCI), a homebuilding company, from August 2007 to September 2009 and served as chairman of the board of WCI from September 2007 to September 2009. In December 2007, Mr. Carl Icahn became a director of Federal-Mogul Corporation (Federal-Mogul), a supplier of automotive products, and since January 2008 has been the chairman of the board of Federal-Mogul. Mr. Carl Icahn was a director of Motricity, Inc. (Motricity), a company that provides mobile content services and solutions, from April 2008 to January 2010. Mr. Carl Icahn was a director of Yahoo! Inc., a company that provides Internet services to users, advertisers, publishers and developers worldwide, from August 2008 to October 2009. Mr. Carl Icahn received his B.A. from Princeton University.
The Board has concluded that Mr. Carl Icahn should serve as a director and as the chairman of the board because of his significant business experience and leadership roles serving as a director in various companies, as discussed above. Additionally, Mr. Carl Icahn is uniquely qualified based on his history of creating value in companies across multiple industries. Mr. Carl Icahn has proven to be a successful investor and business leader for more than 40 years. Mr. Carl Icahn has also served as our chairman for over 15 years, providing him extensive knowledge of our operations and industry.

James J. Unger. Mr. Unger served as our president and chief executive officer from March 1995 to April 2009 and has served on our board of directors since March 1995. Effective April 1, 2009, Mr. Unger resigned as our president and chief executive officer and was appointed vice chairman of the board. Mr. Unger also served us as a consultant from April 2009 through March 2010. Prior to joining us, he served ACF Industries, Inc. (now known as ACF Industries, LLC, which we refer to as ACF) as its president from 1988 to 1995, as its senior vice president and chief financial officer from 1984 to 1988 and on its board of directors from August 1993 to March 2005. After he joined us in 1995, Mr. Unger continued to serve as the vice chairman of ACF until March 2005. Since 2004, Mr. Unger has served as a director of American Railcar Leasing LLC (which we refer to as ARL). ACF and ARL are controlled by Mr. Carl Icahn. Since June 2003, Mr. Unger has served as president of Ohio Castings Company, LLC (which we refer to as Ohio Castings), the joint venture in which we have a one-third interest. From July 2007 through August 2010, Mr. Unger served on the executive committee of Axis, LLC (Axis), the axle manufacturing joint venture in which we have a 41.9% interest, and, from January 2008 through August 2010, served as a director of Axis Operating Company, LLC (AxisOpCo), which is wholly owned by Axis and is the operating entity for the joint venture. From 2008 through August 2010, Mr. Unger served on the board of directors of Amtek Railcar Industries Private Limited (which we refer to as Amtek Railcar), the Indian joint venture in which we have a 50% interest. Also, Mr. Unger served on the board of directors of Guaranty Financial Group and Guaranty Bank from August 2008 to August 2009. Mr. Unger was on the board of directors of Aspen Resources Group, an oil and gas exploration company from May 2002 until April 2007. Mr. Unger participates in several industry organizations, including as an executive committee member for the Railway Supply Institute, Inc. (RSI). He also is a board member of the American Railway Car Institute, a member of the project review committee for the RSI-AAR Railroad Tank Car Safety Research Test Project, a steering committee member of RSI on tank railcars, and a member of the National Freight and Transportation Association. Mr. Unger served as a member of the board of directors of Ranken Technical College from 1990 to 2002. Mr. Unger received a B.S. in Accounting from the University of Missouri, Columbia and is a Certified Public Accountant.
The Board has concluded that Mr. Unger should serve as a director and as the vice chairman of the board because of his significant knowledge and understanding of our operations and industry, his experience as our former president and chief executive officer, and his extensive knowledge and experience in the railcar industry based on his other leadership roles discussed above.
Vincent J. Intrieri. Mr. Intrieri served as our senior vice president, treasurer and secretary from March 2005 to December 2005 and has served on our board of directors since August 2005 and as a member of our compensation committee since January 2006. Since July 2006, Mr. Intrieri has been a director of IEGP, the general partner of IELP, a diversified holding company engaged in a variety of businesses, including investment management, automotive, metals, real estate, home fashion, railcar and food/packaging. Since November 2004, Mr. Intrieri has been a senior managing director of Icahn Capital LP, the entity through which Mr. Carl Icahn manages third party private investment funds. Since January 1, 2005, Mr. Intrieri has been senior managing director of Icahn Associates Corp. and High River Limited Partnership, entities primarily engaged in the business of holding and investing in securities. From April 2005 through September 2008, Mr. Intrieri was the president and chief executive officer of Philip Services Corporation, an industrial services company. Since December 2007, Mr. Intrieri has been the chairman of the board and a director of PSC Metals, Inc. (PSC), a metals recycling company. Since April 2003, Mr. Intrieri has been chairman of the board of directors and a director of Viskase Companies, Inc. (Viskase), a producer of cellulosic and plastic casings used in preparing and packaging processed meat products. From November 2006 to November 2008, Mr. Intrieri also served on the board of directors of Lear Corporation, a global supplier of automotive seating and electrical power management systems and components. From August 2008 through September 2009, Mr. Intrieri was a director of WCI, a home building company. Mr. Intrieri also serves on the boards of directors of the following companies: Dynegy Inc., a producer and seller of electric energy, capacity and ancillary services (Dynegy), National Energy Group, Inc., a company engaged in the business of managing the exploration, production and operations of natural gas and oil properties; XO, a telecommunications company; WestPoint, a manufacturer of bed and bath home fashion products; and Federal-Mogul, a supplier of automotive products, where he has also served as a compensation committee member since January 2006. Since January 4, 2011, Mr. Intrieri has been a director of Motorola Solutions, Inc., a provider of communication products and services. With respect to each company mentioned above, Mr. Carl Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. Mr. Intrieri is a certified public accountant. Mr. Intrieri received a B.S. in Accounting from The Pennsylvania State University.
The Board has concluded that Mr. Intrieri should serve as a director and member of our compensation committee because of his significant business experience and leadership roles serving as a director in various companies, as discussed above. In particular, his experience as a director in Icahn Capital LP, WestPoint, PSC, Viskase and Federal-Mogul enables him to understand the complex business and financial issues that we may face. Mr. Intrieri’s experience in other directorships and on other compensation committees also provides insight into other companies’ compensation programs to assist in incentivizing our named executive officers and employees competitively with other companies.

James C. Pontious. Mr. Pontious has served on our board of directors and as a member of our audit committee since January 2006. Since May 2005, Mr. Pontious has been a railroad industry consultant in the areas of business development, acquisition and investment for various clients focused on the railroad industry, including Wabtec Corporation (Wabtec), a public company that supplies air brakes and other equipment for locomotives, freight cars and passenger transit vehicles. Mr. Pontious served Wabtec as vice president of special projects for business development from January 2003 through April 2005 and as vice president of sales and marketing from April 1990 to January 2003. Mr. Pontious also served as vice president of sales and marketing at New York Air Brake Company, a unit of General Signal Corporation, from 1977 to 1990 and was a trustee/director of the Watertown Savings Bank from 1979 to 1990. Prior to this, Mr. Pontious served the Pullman-Standard division of Pullman, Inc., a freight and passenger railcar manufacturer, from 1961 to 1977 in various management positions in the areas of sales, marketing and operations. Mr. Pontious has served as a director of the Intermodal Transportation Institute at the University of Denver and as chairman of the Passenger Transportation Committee of the Railway Progress Institute in Washington DC. Mr. Pontious holds a B.B.A. from the University of Minnesota.
The Board has concluded that Mr. Pontious should serve as a director and a member of our audit committee because of his significant experience in the rail industry and business development and his financial background. Mr. Pontious’ experience with a rail industry supplier provides a different perspective and insight to us as a railcar manufacturer. Mr. Pontious also has significant business experience and leadership roles in various companies, as discussed above, that provide an insight beyond that of the rail industry.
J. Mike Laisure. Mr. Laisure has served on our board of directors and as a member of our audit committee since January 2006. Since June 2007, Mr. Laisure has served as a director and the chief executive officer of Fluid Routing Solutions (FRS), an automotive supplier that designs and manufactures fluid and fuel handling systems, which was formerly known as Mark IV Industries. FRS filed for bankruptcy protection under Chapter 11 in February 2009 and emerged from Chapter 11 in March 2009. Mr. Laisure served from December 2006 through July 2007 as president of Delco Remy, Inc., a manufacturer of starters, alternators and rotating electrics for the automotive, commercial vehicle and off-highway markets. Since May 2005, Mr. Laisure has been consulting as an independent contractor for the automotive and industrial manufacturing space. Prior to this, he spent 32 years in various corporate accounting, sales, engineering and operational positions with Dana Corporation (Dana), a publicly held corporation that designs, manufactures and supplies vehicle components and technology, and its predecessors. Mr. Laisure served as president of Dana’s Automotive Systems Group from March 2004 to May 2005. From December 2001 to February 2004, Mr. Laisure served as president of Dana’s engine and fluid management group and, from December 1999 to November 2001, he served as president of Dana’s fluid management group. In addition, he served on the board of directors of various Dana Corporation joint ventures, including joint ventures in Germany, Indonesia, Mexico and Turkey. Mr. Laisure served as director of finance of P.T. Spicer Indonesia, a manufacturer of axles and driveshafts, from 1982 to 1984. Also, he served as accountant, internal auditor and controller at Perfect Circle, a manufacturer of automotive engine components, from 1973 to 1981. Also, Mr. Laisure has been a director of Federal-Mogul since February 2008. Mr. Laisure received a B.A. in Accounting from Ball State University and an M.B.A. from Miami (Ohio) University, and has completed the Harvard University Advanced Management Program.
The Board has concluded that Mr. Laisure should serve as a director and a member of our audit committee because of his significant business experience and leadership roles in the manufacturing industry, as discussed above. Mr. Laisure also has extensive accounting and finance experience, as well as experience with international joint ventures in the manufacturing industry.
Harold First. Mr. First has served on our board of directors and as a member of our audit committee since January 2007. Mr. First has been an independent financial consultant since January 1993. Mr. First is currently a director of WestPoint and XO. Since November 2007, Mr. First has been a director of Lexington Realty Trust, a New York Stock Exchange (NYSE) traded real estate investment trust that merged with Newkirk Realty Trust, Inc. (Newkirk), another NYSE traded real estate investment trust on December 31, 2006. From April 2001 to March 2006, Mr. First served on the board of directors of GB Holdings. From January 2006 through December 2006, Mr. First was a director of Newkirk. Mr. First was a director of PANACO Inc., an oil and gas drilling firm, from September 1997 to December 2003. Mr. First is a Certified Public Accountant and holds a B.S. from Brooklyn College.
The Board has concluded that Mr. First should serve as a director and as chair of our audit committee because of his significant business experience as well as his experience as a director in various companies, as discussed above. In particular, Mr. First has served in various financial and accounting roles providing him leadership and insight to our audit committee.

Brett Icahn. Mr. Brett Icahn has served on our board of directors since January 2007 and as a member of our compensation committee since January 2008. Since April 2010, Mr. Brett Icahn has been a Portfolio Manager of the Sargon Portfolio at Icahn Capital, the general manager of which is Mr. Carl Icahn, and where he was an investment analyst from 2002 until April 2010. Since January 2010, Mr. Brett Icahn has served on the board of directors of Motricity, a company that provides mobile content services and solutions. Since April 2010, he has served on the board of directors of Take-Two Interactive Software, Inc., a global developer, marketer, distributor and publisher of interactive entertainment software games for the PC. Mr. Brett Icahn has also served as a director of the Hain Celestial Group, Inc., a natural organic products company, and Cadus, a company engaged in the ownership and licensing of yeast-based drug discovery technologies, since July 2010. From November 2006 to December 2007, Mr. Brett Icahn served on the board of directors of HowStuffWorks.com, an internet resource acquired by Discovery Communications in 2007. In addition, Mr. Brett Icahn is the Vice President of Modal LLC, a company wholly owned and controlled by Mr. Carl Icahn. Mr. Brett Icahn is the son of Mr. Carl Icahn. Mr. Brett Icahn received a B.A. from Princeton University.
The Board has concluded that Mr. Brett Icahn should serve as a director and a member of our compensation committee because of his business experience and leadership roles in various companies, as discussed above. Mr. Brett Icahn’s experience with other companies provides insight into other companies’ compensation programs to assist in incentivizing our named executive officers and employees competitively with other companies.
Hunter Gary. Mr. Gary has served on our board of directors since January 2008. Since November 2010, Mr. Gary has served as a Senior Vice President of IELP. Mr. Gary has been employed by Icahn Associates Corporation, an affiliate of IELP, in various roles since June 2003, most recently as the chief operating officer of Icahn Sourcing LLC, an entity owned by Mr. Carl Icahn, where he is responsible for post acquisition management of companies and hands-on involvement with, and support of, portfolio company management to reduce costs and enhance performance for businesses in which Mr. Carl Icahn has an interest. Prior to joining Icahn Associates Corporation, from 1997 to 2002, Mr. Gary served as a managing director of Kaufhof Warenhaus AG, a department store company and a subsidiary of the Metro Group. Since 2007, Mr. Gary has also served as a director of WestPoint and Motricity. Since March 2010, Mr. Gary has served as a director of Tropicana. Mr. Gary is married to Mr. Carl Icahn’s wife’s daughter. With respect to each company mentioned above, except Kaufhof Warenhaus AG, Mr. Carl Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. Mr. Gary received his B.S. with senior honors from Georgetown University as well as a certificate of executive development from Columbia Graduate School of Business.
The Board has concluded that Mr. Gary should serve as a director because of his significant business and financial experience and leadership roles in various companies, as discussed above.
Samuel Merksamer. Mr. Merksamer will stand for election at the 2011 annual meeting of shareholders and, if elected, will begin serving on our board of directors. Mr. Merksamer has served as an investment analyst at Icahn Capital LP, a subsidiary of IELP since May 2008. Prior to joining Icahn Capital LP, Mr. Merksamer worked as an analyst for Airlie Opportunity Capital Management from 2003 to 2008. He currently serves as a director for Dynegy, Federal-Mogul, Viskase and PSC. With respect to each company mentioned above, Mr. Carl Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. Mr. Merksamer received an A.B. in Economics from Cornell University in 2002.
The Board has concluded that Mr. Merksamer should serve as a director because of his business and leadership roles in various companies, as discussed above.
Stephen Mongillo. Mr. Mongillo, age 49, has been a director since 2009. The Company will not be putting Mr. Mongillo up for re-election. Mr. Mongillo will serve as director through the date of the Annual Meeting of Shareholders. From January 2008 to January 2011, Mr. Mongillo served as a managing director of Icahn Capital LP, the entity through which Mr. Carl Icahn manages third party investment funds. During that time, Mr. Mongillo also served as a director of WestPoint. Prior to joining Icahn Capital, Mr. Mongillo worked at Bear Stearns for 10 years, most recently as a senior managing director overseeing the leveraged finance group’s efforts in the healthcare, real estate, gaming, lodging, leisure, restaurant and education sectors. With respect to each company mentioned above, except Bear Stearns, Mr. Carl Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. Mr. Mongillo received a B.A. from Trinity College and an M.B.A from the Amos Tuck School of Business Administration at Dartmouth College.
CORPORATE GOVERNANCE
Board of Directors’ Meetings and Committees
Our board of directors held six meetings and one independent director meeting during the year ended December 31, 2010.

During 2010, each director attended at least 75% of the meetings of the board of directors and each committee on which he served.
All of our directors are informed of the annual meeting of shareholders and are encouraged to attend. No member of our board of directors attended the 2010 annual meeting of shareholders.
Our board of directors has a standing audit committee and a standing compensation committee. We have in the past and may in the future establish special committees under the direction of the board of directors when necessary to address specific issues.
Director Independence and Controlled Company Status
Our Common Stock is listed on the Global Select market of the NASDAQ Stock Market LLC, or NASDAQ, and NASDAQ’s requirements relating to director independence apply to us. Our board of directors has determined that three of our current directors, Messrs. Pontious, Laisure and First, each of whom is also a nominee for director at the Annual Meeting, are independent under these requirements. Each of Mr. Intrieri, Mr. Gary, Mr. Brett Icahn and Mr. Merksamer are employed by and/or otherwise affiliated with Mr. Carl Icahn or entities controlled by Mr. Carl Icahn, and Mr. Unger was our president and chief executive officer until April 1, 2009 and continued to serve us under a consulting agreement until April 1, 2010. Our board of directors considered several factors in determining that Messrs. Pontious, Laisure and First are independent. As to Mr. First, the directors’ analysis included consideration of (i) his current directorship of WestPoint, which is an affiliate of Mr. Carl Icahn, (ii) his past employment, from November 1990 to January 1993, as chief financial officer of Icahn Holding Corporation, an affiliate of Mr. Carl Icahn and (iii) his prior directorships of various public and private companies affiliated with Mr. Carl Icahn. The board of directors did not assign any particular weight or importance to any one of these factors but rather considered them as a whole. After considering all of these factors, our board of directors concluded that none of Messrs. Pontious, Laisure and First had any relationship that would interfere with their exercise of independent judgment in carrying out the responsibilities of a director, and that each of them satisfied NASDAQ’s independence requirements.
During 2010 and through the date of this proxy statement, Mr. Carl Icahn, our principal beneficial shareholder (through IELP) and the chairman of our board of directors, controlled more than 50% of the voting power of our Common Stock. See “Security Ownership of Certain Beneficial Owners and Management,” below, for further details regarding Mr. Carl Icahn’s beneficial ownership of, and control over, shares of our Common Stock. Consequently, we are a controlled company under applicable NASDAQ rules. Under these rules, a controlled company may elect not to comply with certain NASDAQ corporate governance requirements, including requirements that: (i) a majority of the board of directors consist of independent directors; (ii) director nominees be selected or recommended for selection by a majority of the independent directors or by a nominating committee composed solely of independent directors; and (iii) compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee that is composed entirely of independent directors.
We have elected to use these exemptions. As a result, (i) we do not have a majority of independent directors, (ii) we do not have a nominating committee or a nominating committee charter, and (iii) our compensation committee does not satisfy NASDAQ’s corporate governance requirements applicable to compensation committees of non-controlled companies and does not have a charter.
Board of Directors Leadership Structure
Our leadership structure separates the positions of chairman of the board of directors and chief executive officer. Mr. Carl Icahn serves as the chairman of our board of directors and Mr. James Cowan serves as our president and chief executive officer. The division of responsibilities between the chairman and the chief executive officer is clearly defined. Mr. Carl Icahn is responsible for leading the meetings of the board of directors. Mr. Carl Icahn does not participate in our day-to-day business operations. Mr. Cowan reports to our board of directors, including Mr. Carl Icahn, and is responsible for our day-to-day operations including, but not limited to, oversight of our business operations and management team. We believe that this leadership structure is appropriate as it enhances our corporate governance and company oversight by clearly delineating responsibilities between the chairman of our board of directors and our chief executive officer. Additionally, Mr. James Unger serves as vice chairman of our board of directors. Mr. Unger, who prior to becoming vice chairman of our board of directors served as both a director and as our president and chief executive officer, further facilitates the board of directors in its oversight of our business operations.

Board of Directors Role in Risk Oversight
Our board of directors, primarily through the audit and compensation committees, oversees our risk management practices. Our directors are entitled to rely on management and the advice of our outside advisors and auditors, but must at all times have a reasonable basis for such reliance. Our directors rely on the chief executive officer and chief financial officer to supervise the day-to-day risk management. Our chief executive officer and chief financial officer, together with management representatives of the relevant functional areas (for example, internal audit, operational management, human resources, etc.), review and assess the operations of our business as well as operating management’s identification, assessment and mitigation of the material risks affecting our operations. These risks include strategic, financial, competitive, operational and compliance risks. Our chief executive officer and chief financial officer each provide reports concerning these risks directly to the board of directors or its committees, as appropriate.
Director Nominations
Other than the qualities noted under “Director Qualification Standards” above, we do not maintain a formal policy with respect to the review of potential nominees to our board of directors. All of the members of our board of directors participate in the review of potential nominees to our board of directors for the qualities noted under “Director Qualification Standards” above. The board has determined that, given the importance of the director nomination process, the entire board of directors should participate in the evaluation of potential board members. As a result of his control of a majority of our outstanding Common Stock, Mr. Carl Icahn may control the election of all of the members of our board of directors. Our board of directors has therefore deemed it appropriate not to form a standing nominating committee because the influence exercisable by Mr. Carl Icahn in the nomination and election process would make a separate process superfluous in light of Mr. Carl Icahn’s and the board’s review of potential nominees.
The board of directors may consider candidates recommended by shareholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. In general, persons recommended by shareholders will be considered on the same basis as candidates from other sources. If a shareholder wishes to recommend a candidate for director for election at the 2012 Annual Meeting of Shareholders, it must follow the procedures described below in “Shareholder Proposals and Recommendations for Director.”
Shareholder Communications with Directors
Shareholders may contact the board of directors of the Company by writing to them c/o Investor Relations, American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301. All communications addressed to the board of directors will be delivered to the board of directors. If shareholders desire, they may contact individual members of the board of directors, our independent directors as a group or a particular committee of the board of directors by appropriately addressing their correspondence to the same address. In each case, such correspondence will be delivered to the appropriate director(s).
Audit Committee
Our audit committee meets formally at least once every quarter and more often if necessary. Our board of directors has adopted a written charter for our audit committee. That charter conforms to applicable rules and regulations of the Securities and Exchange Commission (SEC) and NASDAQ. A copy of the audit committee charter is publicly available on our web site at www.americanrailcar.com under the heading “Investor Relations” and the sub-heading “Corporate Governance.”
Messrs. First, Pontious and Laisure are currently the members of our audit committee. Our board of directors has determined that Mr. First qualifies as an audit committee financial expert, as that term is defined by applicable SEC rules, and that he satisfies NASDAQ’s financial sophistication standards. Our board of directors has also determined that Messrs. First, Laisure and Pontious are independent under applicable SEC and NASDAQ rules.
Our audit committee held four meetings during the fiscal year ended December 31, 2010.
Our audit committee is responsible for oversight of the qualifications, independence, appointment, retention, compensation and performance of the Company’s independent registered public accounting firm and for assisting the board of directors in monitoring the Company’s financial reporting process, accounting functions and internal controls. It also is responsible for oversight of whistle-blowing procedures, approving transactions with related persons and certain other compliance matters.

Independent Registered Public Accounting Firm
We engaged Grant Thornton LLP (Grant Thornton) as our independent registered public accounting firm during the fiscal years ended December 31, 2010 and 2009. The decision to engage Grant Thornton during those years was unanimously approved by our audit committee. The audit committee intends to appoint Grant Thornton to audit our consolidated financial statements for the fiscal year ended December 31, 2011, subject to satisfactory negotiations regarding fees and services. A representative of Grant Thornton is expected to be present, in person or telephonically, at our annual meeting, and he or she will have the opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.
Fees Billed by Independent Registered Public Accounting Firm
Audit Fees. We incurred $819,347 in audit fees and expenses for the fiscal year ended December 31, 2010 and $836,404 in audit fees and expenses for the fiscal year ended December 31, 2009 from Grant Thornton. We include in the category of audit fees those fees billed by our independent registered public accounting firm for professional services rendered for the audit of our consolidated financial statements, the quarterly reviews associated with the filing of our 10-Q reports with the SEC, fees associated with testing our internal controls over financial reporting and other related services that are normally provided in connection with such statutory and regulatory filings.
Audit-Related Fees. We incurred $24,537 in fees from Grant Thornton for audit-related services for the fiscal year ended December 31, 2010. Audit-related services primarily included due diligence in connection to a joint venture agreement, regulatory communication and a stock based compensation exchange. We incurred no fees from Grant Thornton for audit-related services for the fiscal year ended December 31, 2009.
Tax Fees. We did not incur any fees from Grant Thornton for tax compliance, tax advice or tax planning services in the fiscal years ended December 31, 2010 and 2009.
All Other Fees. We did not incur any other fees from Grant Thornton in the fiscal years ended December 31, 2010 and 2009.
The audit committee has considered whether the provision of non-audit services by its independent registered public accounting firm is compatible with maintaining auditor independence and has determined that the provision of such services is compatible.
Audit Committee Policy on Pre-Approval of Services
The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year. The audit committee may also pre-approve particular services on a case-by-case basis.
Audit Committee Report
In connection with the issuance of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, the audit committee:
1.	Reviewed and discussed with management the Company’s audited financial statements as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008;

2.	Discussed with Grant Thornton the matters required to be discussed by the Auditing Standards Board Statement of Auditing Standards (SAS) No. 61, as amended;

3.
Requested and obtained from Grant Thornton the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton’s communications with the audit committee concerning independence, and has discussed with Grant Thornton its independence; and

Based on the review and discussions referred to in paragraphs numbered (1) — (3) above, the audit committee recommended to our board of directors that the audited financial statements as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.
Respectfully submitted by the Audit Committee,
Harold First, Chairman
J. Mike Laisure
James C. Pontious

Compensation Committee
We established our compensation committee to review and approve our compensation policies and arrangements. Messrs. Intrieri and Brett Icahn are the current members of our compensation committee. Our compensation committee held two meetings during the fiscal year ended December 31, 2010. As discussed above under “Corporate Governance—Director Independence and Controlled Company Status,” our compensation committee does not satisfy NASDAQ’s corporate governance requirements applicable to compensation committees of non-controlled companies, is not comprised of independent directors and does not have a charter.
For further information about our processes and procedures for the consideration and determination of executive and director compensation, please see “Executive Compensation—Compensation Discussion and Analysis,” below.
Compensation Committee Interlocks and Insider Participation
During 2010, (i) none of our current or former employees or executive officers served on our compensation committee; (ii) none of our executive officers served on the compensation committee (or equivalent committee) or on the board of directors of another entity, one of whose executive officers served on our compensation committee or on our board of directors; and (iii) neither member of our compensation committee had a relationship with us requiring disclosure under the section below entitled “Transactions with Related Persons.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information, as of April 28, 2011, with respect to the beneficial ownership of our Common Stock by (i) each of our current directors, (ii) each nominee for director, (iii) our named executive officers for the fiscal year ended December 31, 2010, (iv) all of our current directors and executive officers as a group and (v) each person who is known to us to be the beneficial owner of more than five percent of our Common Stock. This information is based upon information received from or on behalf of the named individuals or from publicly available information and filings by or on behalf of those persons with the SEC. Applicable percentage ownership as of April 28, 2011 is based upon 21,352,297 shares of our Common Stock outstanding. Beneficial ownership is determined in accordance with rules promulgated under the Exchange Act and generally includes voting and/or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock issuable upon the exercise of stock options that are currently exercisable, or are exercisable within 60 days, are deemed to be issued and outstanding. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to the shares listed. Unless otherwise indicated, the address of each of the following is: c/o American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301.

	Shares of Common Stock
	Beneficially Owned
		Percent of
Name	Number	Class
Carl Icahn (1)	11,587,945	54.3%
James J. Unger	—	—
James Cowan (2)	15,500	*
Alan C. Lullman	—	—
Dale C. Davies	—	—
Vincent J. Intrieri	—	—
James C. Pontious	5,000	*
J. Mike Laisure	—	—
Harold First (3)	1,500	*
Brett Icahn	—	—
Hunter Gary	—	—
Stephen Mongillo	—	—
Samuel Merksamer	—	—
Advisory Research, Inc. (4)	2,621,364	12.3%
Dimensional Fund Advisors LP (5)	1,729,882	8.1%
All executive officers and directors as a group (12 persons)	11,609,945	54.4%

*	Less than one percent

(1)
The following information is based on (i) a Schedule 13D (Amendment No. 2) filed with the SEC on January 15, 2010 by Mr. Carl Icahn and certain other parties and (ii) a Form 4 filed with the SEC on January 15, 2010 by Mr. Carl Icahn: Mr. Carl Icahn beneficially owns 11,587,945 shares. These shares are owned as follows: (i) 11,564,145 shares are owned by IEH ARI Holdings LLC (which we refer to as ARI Holdings), a Delaware limited liability company and (ii) 23,800 shares are owned by Ms. Gail Golden, Mr. Carl Icahn’s spouse. Icahn Enterprises Holdings L.P. (IEHLP), a Delaware limited partnership, is the sole member of ARI Holdings. IEGP, a Delaware corporation, is the general partner of IEHLP and is wholly-owned by Beckton Corp. (Beckton), a Delaware corporation. Beckton is wholly-owned by Mr. Carl Icahn who is also the indirect majority owner of IELP. IEGP is the general partner of IELP, which is the sole limited partner of IEHLP. Mr. Carl Icahn, by virtue of his relationship to ARI Holdings, IEHLP, IEGP, Beckton, IELP and Ms. Golden, may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the shares directly owned by ARI Holdings and Ms. Golden. Mr. Carl Icahn disclaims beneficial ownership of such shares for all other purposes.

(2)	Mr. Cowan owns 15,500 shares.

(3)	All 1,500 shares beneficially owned by Mr. First are held by the Harold First Pension Plan.

(4)
Pursuant to Piper Jaffray Companies’ (Piper) Schedule 13G filed with the Securities and Exchange Commission on February 10, 2011, Piper disclaimed beneficial ownership of the 2,621,364 shares beneficially owned by its wholly-owned subsidiary, Advisory Research, Inc. (Advisory), as a result of acting as an investment adviser to various clients. Advisory has the sole power to vote 2,621,364 shares and the sole dispositive power over 2,621,364 shares. The address for Piper is 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402.

(5)
Pursuant to Dimensional Fund Advisors LP’s (Dimensional) Schedule 13G filed with the Securities and Exchange Commission on February 11, 2011, Dimensional has the sole power to vote 1,676,499 shares and the sole dispositive power over 1,729,882 shares. Dimensional disclaimed beneficial ownership of the 1,729,882 shares as a result of acting as an investment advisor, sub-adviser and/or manager over investment companies, trusts and accounts that possess the direct voting and investment power over these shares. The address for Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

Code of Ethics
Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, we have adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions. Our Code of Ethics for Senior Financial Officers is publicly available on our web site at www.americanrailcar.com under the heading “Investor Relations” and the sub-heading “Corporate Governance.” We may satisfy the disclosure requirement of Item 5.05 of Current Report on Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Ethics by either disclosing such information in a Current Report on Form 8-K or by posting such information on our web site, at the internet address specified above.
Executive Officers
The names of the Company’s executive officers and certain biographical information regarding them as of April 28, 2011, are set forth below. None of the persons listed below was appointed pursuant to any arrangement or understanding with any person, other than the employment agreements we have with each of Messrs. Cowan and Davies, discussed below under “Executive Compensation—Compensation Discussion and Analysis—Employment Agreements.” Executive officers are chosen by and serve at the discretion of the board of directors.

Name	Age	Position
James Cowan	53	President and Chief Executive Officer
Dale C. Davies	59	Senior Vice President, Chief Financial Officer and Treasurer
Alan C. Lullman	56	Senior Vice President, Sales
James Cowan. Mr. Cowan was appointed our president and chief executive officer effective on April 1, 2009 and previously served as our executive vice president and chief operating officer from December 2005 through March 2009. Since August 2010, Mr. Cowan has served on the executive committee of Axis, the axle manufacturing joint venture in which we have a 41.9% interest, and, since January 2008, served as a director of AxisOpCo, which is wholly owned by Axis and is the operating entity for the joint venture. Mr. Cowan has served, since June 2008, on the board of directors of American Railcar Mauritius I and American Railcar Mauritius II, which are wholly owned subsidiaries of ours and hold our investment in Amtek Railcar. Since August 2008, Mr. Cowan has served on the board of directors of Amtek Railcar, the Indian joint venture in which we have a 50% interest. Prior to joining us, he spent the last 26 years in various positions involving the engineering, construction and manufacturing of multiple steel and tubular products. From March 2003 to August 2005, Mr. Cowan served as president and chief operating officer of Maverick Tube Corporation, a North

American manufacturer of welded tubular steel products used in the energy industry. Prior to this position, from June 2002 to March 2003, Mr. Cowan served as president and chief operating officer of Vallourec & Mannesmann Star, a French, German and Japanese joint venture and seamless manufacturer of tubular steel products. From January 1992 to June 2002, he served as general manager responsible for all sales and operations of three different steel manufacturing facilities for North Star Steel, a business previously owned by Cargill. Mr. Cowan was responsible for the greenfield development, construction and start-up of one of these facilities. From July 1979 to January 1992, he served in differing operational capacities for Cargill’s steel group, North Star Steel. During 2000 and 2001, Mr. Cowan served as chairman of the Governor of Ohio’s Steel Council. Mr. Cowan received his B.S. in Metallurgical Engineering from Michigan Technological University.
Dale C. Davies. Mr. Davies has served as our senior vice president, chief financial officer and treasurer since June 2008 and previously served as our vice president of finance from June 2005 to June 2008. Mr. Davies has served, since June 2008, on the board of directors of American Railcar Mauritius I and American Railcar Mauritius II, which are wholly owned subsidiaries of ours and hold our investment in Amtek Railcar. Since August 2008, Mr. Davies has served on the board of directors of Amtek Railcar, the Indian joint venture in which we have a 50% interest. Prior to joining us, Mr. Davies held various financial management positions with manufacturing companies in the chemical and pharmaceutical industries. From 1997 to 2005, Mr. Davies worked for Solutia, Inc. and was responsible for transaction management for strategic acquisitions and divestitures and business analysis and financial reporting. Prior to that Mr. Davies worked for Monsanto Company from 1974 to 1997 in various financial positions including plant cost accountant, business unit controller and corporate manager of business analysis and financial reporting. Mr. Davies has a B.S. in Accounting from the University of Missouri and is a Certified Management Accountant.
Alan C. Lullman. Mr. Lullman served as our senior vice president sales, marketing and services from October 2004 to March 2010 when he assumed the role of senior vice president, sales. From August 1998 to September 2004, he served as our vice president, sales and marketing. Prior to joining us, he served as a regional sales manager at the Houston office of ACF from March 1989 to July 1998, where he was responsible for sales across 22 states. From August 1987 to February 1989, Mr. Lullman was a district sales manager at ACF. He held numerous other sales positions at ACF sales offices in the Southwest, Midwest and Northeast from October 1978 to July 1987. Mr. Lullman is a member of the National Grain Car Council, North America Freight Car Association, National Coal Transportation Association and Renewable Fuels Association. He received a B.A. from Westminster College. He also served in the U.S. Marine Corps Reserve from 1973 to 1976, when he received an honorable discharge.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Our compensation committee has the ongoing responsibility for establishing, implementing and monitoring our executive compensation programs. The compensation committee currently consists of two members, Mr. Intrieri and Mr. Brett Icahn, both of whom are employees of companies controlled by our chairman and principal beneficial shareholder, Mr. Carl Icahn.
The compensation committee, at its discretion, has consulted and expects to continue to consult with Mr. Carl Icahn and members of the staff of various entities controlled by Mr. Carl Icahn, including staff at IELP and Icahn Sourcing LLC, with expertise in compensation and benefits. These staff members research compensation standards and practices in a range of businesses including businesses comparable to ours. The committee also consults with our chief executive officer regarding compensation matters.
The following Compensation Discussion and Analysis describes the material elements of compensation for our named executive officers. Our named executive officers are determined in accordance with SEC rules. Under these rules, Messrs. Cowan, Davies and Lullman were our named executive officers for our fiscal year ended December 31, 2010.
Executive Compensation Philosophy. The compensation committee believes that compensation paid to executive officers should assist the Company in attracting, motivating and retaining superior talent. Our compensation programs are intended to motivate the named executive officers to achieve our business objectives and to align their financial interests with those of our shareholders. Based on this philosophy, the compensation of our named executive officers has included a combination of salary, cash incentive compensation, stock-based compensation and other employment benefits. In addition, we have in the past, and may in the future, enter into employment agreements with our named executive officers.

Base Salary. The compensation committee reviews base salaries for our executive officers, subject to the terms of applicable employment agreements. The base salaries of Messrs. Cowan and Davies were established pursuant to employment agreements negotiated at arm’s length with each of those officers. These employment agreements provide for a minimum annual base salary of $350,000 for Mr. Cowan and $185,000 for Mr. Davies. Mr. Cowan’s current annual base salary remains $350,000. Mr. Davies’ annual base salary was increased on April 1, 2009 to $205,000 and again on April 1, 2011 to his current salary of $225,000. As explained further below, Mr. Lullman’s employment agreement is no longer in effect. Mr. Lullman’s annual base salary is currently $260,000. Our compensation committee believes that these salaries represent reasonable and fair salaries for the positions and responsibilities for each of our named executive officers.
Management Incentive Plan. We have established a management incentive plan for certain employees, including our named executive officers, under which targets are determined on an annual basis equal to a percentage of the employee’s base salary. This plan was established to provide additional incentive-based compensation to eligible participants for their contribution to the achievement of our objectives, to encourage and stimulate superior performance and to assist in attracting and retaining highly qualified key employees. Under this plan and consistent with applicable employment agreements, Mr. Cowan’s 2010 target incentive compensation was 60% of his base salary, Mr. Davies’ 2010 target incentive compensation was 50% of his base salary and Mr. Lullman’s 2010 target incentive compensation was 50% of his base salary. Under our management incentive plan, achievement of individual and company goals, including financial, strategic, corporate, divisional and other goals is taken into account in determining the incentive compensation. For 2010, the actual incentive compensation to be earned by each of these executives was based 20% on the achievement by the Company of an annual EBITDA based financial target and 80% on the discretion of the compensation committee. Under our management incentive plan, if less than 80% of the financial target is achieved, then 20% of the incentive compensation (the portion based on the achievement of the financial target) is zero. The compensation committee retained sole discretion over all matters relating to the 2010 target incentive compensation, including, without limitation, the decision to pay incentive compensation, the amount of incentive compensation, if any, the ability to increase or decrease any incentive compensation and make changes to any performance measures or targets and discretion over the payment of partial incentive compensation in the event of employment termination.
The management incentive plan 2010 EBITDA based target was $10.0 million. This target was based upon our internal budgets as approved by our board of directors in February 2010, which were derived from the projected business environment for the upcoming year and approved by our compensation committee. Management and the compensation committee believed this target would be challenging to achieve based upon then current levels of projected demand for new railcars. Based on our 2010 results, the EBITDA target was not achieved and thus, 20% of the potential incentive compensation was not eligible to be paid. For the remaining 80% discretionary portion, the compensation committee reviewed the Company’s overall achievements and the named executive officers’ individual achievements as measured against the applicable performance criteria under our management incentive plan. The compensation committee also took into account the recommendations of Mr. Cowan, our president and chief executive officer, as to the performance of our other named executive officers. After the compensation committee’s review, it elected not to award any of the 80% discretionary portion of the potential incentive compensation to our named executive officers for 2010.
Stock-Based Compensation. The compensation committee believes that stock-based compensation causes our executives to have an ongoing stake in our long-term success. Our 2005 Equity Incentive Plan was designed, in part, to optimize our profitability and growth over a longer term. These long-term grants to executive officers are based on job responsibilities and potential for individual contribution. When it makes grants, the compensation committee exercises judgment and discretion in view of its general policies. Stock-based compensation grants have historically been made after the board of directors’ approval of the annual budget, after finalization of the prior year’s financial results and in conjunction with the determination of employee and named executive officer compensation for the upcoming year. The board of directors and compensation committee prefer this timing so that compensation may be aligned with individual and financial performance. The combination of annual cash incentive compensation and stock-based compensation is intended to benefit shareholders by enabling us to better attract and retain top talent in a marketplace where such incentives are prevalent. As described below, in 2006, we granted certain of our named executive officers stock options under our 2005 Equity Incentive Plan and in 2007, 2008, 2009 and 2010 we granted certain of our named executive officers stock appreciation rights under our 2005 Equity Incentive Plan.
Stock Options. Stock options provide for financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised. In connection with the initial public offering of our Common Stock in January 2006, we granted a total of 484,876 options to purchase shares of our Common Stock under our 2005 Equity Incentive Plan, including options to purchase 249,160 shares to Mr. Cowan, options to purchase 21,429 shares to Mr. Davies and options to purchase 42,857 shares to Mr. Lullman. These options had an exercise price of $21.00 per share, which was our initial public offering price. The options vested in three equal annual installments on January 19, 2007, January 19, 2008 and January 19, 2009 and had a five year term. The unexercised options expired on January 19, 2011, including 219,160 options for Mr. Cowan, 14,286 options for Mr. Davies and 33,333 options for Mr. Lullman.
These options were approved prior to grant by our board of directors.

The grant of options to Messrs. Cowan, Davies and Lullman was intended to provide long-term incentive to reward those officers for growth in the price of our Common Stock and to further align the interests of our named executive officers with those of our shareholders.
Stock Appreciation Rights. Stock appreciation rights (SARs) provide for financial gain derived from the potential appreciation in our stock price from the date that SARs are granted until the date that SARs are exercised. Unless otherwise specified, all SARs we have granted have a seven year term, settle in cash, were approved by our compensation committee on the date of grant and have a fair market value equal to the closing price of our Common Stock on the date of grant.
On April 4, 2007, we granted a total of 275,300 SARs under our 2005 Equity Incentive Plan, including 15,000 SARs to Mr. Cowan, 10,500 SARs to Mr. Davies and 15,000 SARs to Mr. Lullman. The SARs have an exercise price of $29.49 per SAR. The SARs vest in four equal annual installments on the first, second, third and fourth anniversaries of the grant date. Each holder must further remain employed by us through each anniversary of the grant date in order to vest in the corresponding number of SARs. During 2010, we offered our employees the option to exchange these SARs on a two-for-one basis. The majority of these SARs and all of these SARs held by our named executive officers, were exchanged on May 14, 2010, as discussed below.
On April 28, 2008, we granted a total of 269,900 SARs under our 2005 Equity Incentive Plan, including 15,000 SARs to Mr. Cowan, 10,500 SARs to Mr. Davies and 15,000 SARs to Mr. Lullman. These SARs have an exercise price of $20.88 per SAR. One half of the named executives’ SARs vest in 25% increments on the first, second, third and fourth anniversaries of the grant date. The remaining one half of such SARs similarly vest in 25% increments on the first, second, third and fourth anniversaries of the grant date, but only if the closing price of our Common Stock achieves a specified price target during the preceding calendar year for twenty trading days during any sixty day trading day period. If our Common Stock does not achieve the specified price target during any such calendar year, the applicable portion of these performance-based SARs will be canceled. Each holder must further remain employed by us through each anniversary of the grant date in order to vest in the corresponding number of SARs. The specified price targets were not met for the calendar years ended December 31, 2008, 2009 and 2010. As such, 1,875 SARs granted to Mr. Cowan, 1,312 SARs granted to Mr. Davies and 1,875 SARs granted to Mr. Lullman canceled for the calendar year ended December 31, 2008. For the calendar year ended December 31, 2009, 1,875 SARs granted to Mr. Cowan, 1,313 SARs granted to Mr. Davies and 1,875 SARs granted to Mr. Lullman canceled. For the calendar year ended December 31, 2010, 1,875 SARs granted to Mr. Cowan, 1,312 SARs granted to Mr. Davies and 1,875 SARs granted to Mr. Lullman canceled.
On September 12, 2008, we granted 4,500 SARs under our 2005 Equity Incentive Plan to Mr. Davies. These SARs were granted to align his compensation with our other named executive officers following his appointment as our Senior Vice President, Chief Financial Officer and Treasurer on June 16, 2008. These SARs have an exercise price of $16.46 per SAR. One half of the SARs issued to Mr. Davies vest in 25% increments on the first, second, third and fourth anniversaries of the grant date. The remaining one half of such SARs similarly vest in 25% increments on the first, second, third and fourth anniversaries of the grant date, but only if the closing price of our Common Stock achieves a specified price target during the preceding calendar year for twenty trading days during any sixty day trading day period. If our Common Stock does not achieve the specified price target during any such calendar year, the applicable portion of these performance-based SARs will be canceled. Mr. Davies must further remain employed by us through each anniversary of the grant date in order to vest in the corresponding number of SARs. These SARs were approved on September 11, 2008 by our compensation committee. The specified price targets were not met for the calendar years ended December 31, 2008, 2009 and 2010. As such, 562, 563 and 562 SARs granted to Mr. Davies canceled for the calendar years ended December 31, 2008, 2009 and 2010, respectively.
On March 3, 2009, we granted a total of 306,100 SARs under our 2005 Equity Incentive Plan, including 50,000 SARs to Mr. Cowan, 18,000 SARs to Mr. Davies and 15,000 SARs to Mr. Lullman. The SARs have an exercise price of $6.71 per SAR. One half of the named executives’ SARs vest in 25% increments on the first, second, third and fourth anniversaries of the grant date. The remaining one half of such SARs similarly vest in 25% increments on the first, second, third and fourth anniversaries of the grant date, but only if the closing price of our Common Stock achieves a specified price target during the applicable preceding twelve month period for twenty trading days during any sixty day trading day period. If our Common Stock does not achieve the specified price target during any such twelve month period, the applicable portion of these performance-based SARs will be canceled. Each holder must further remain employed by us through each anniversary of the grant date in order to vest in the corresponding number of SARs. The specified price target was met for the twelve month periods ended March 3, 2010 and 2011.

On March 31, 2010, we granted a total of 141,650 SARs under our 2005 Equity Incentive Plan, including 24,950 SARs to Mr. Cowan, 12,150 SARs to Mr. Davies and 4,950 SARs to Mr. Lullman. The SARs have an exercise price of $12.16 per SAR. The SARs vest in three equal annual installments on the first, second and third anniversaries of the grant date. Each holder must further remain employed by us through each anniversary of the grant date in order to vest in the corresponding number of SARs.
On May 14, 2010, we exchanged a total of 190,200 SARs granted in 2007 for 95,100 SARs granted under our 2005 Equity Incentive Plan, including exchanges of 15,000 SARs granted in 2007 for 7,500 SARs to Mr. Cowan, 10,500 SARs granted in 2007 for 5,250 SARs to Mr. Davies and 15,000 SARs granted in 2007 for 7,500 SARs to Mr. Lullman. These newly granted SARs have an exercise price of $14.12 per SAR. The SARs vest in three equal annual installments on the first, second and third anniversaries of the grant date. Each holder must further remain employed by us through each anniversary of the grant date in order to vest in the corresponding number of SARs.
The grants of SARs to Messrs. Cowan, Davies and Lullman were intended to provide long-term incentive in addition to the incentive provided by the stock options to reward those officers for appreciation in the price of our Common Stock and to further align the interests of our named executive officers with those of our shareholders.
Other Employment Benefits. Our named executive officers are provided with a limited number of perquisites. In the case of country club or athletic club dues paid on behalf of certain named executive officers, we believe that these perquisites assist such officers in maintaining a presence in the community and with business development activities.
The Company provides the following, all of which is quantified in the table below entitled “All Other Compensation”:
•	Automobile allowances

•	Country club or athletic club dues

•	Premiums on insurance policies
Our named executive officers have been and will continue to be entitled to various other forms of compensation. These forms of compensation include but are not limited to the perquisites identified above, tax reimbursements, increases in actuarial estimated pension benefit value, matching contributions on elective deferrals to our 401(k) plan and other compensation amounts.
Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated executive officers of a publicly held corporation will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m). In general, stock options and SARs granted under our 2005 Equity Incentive Plan are intended to qualify under and comply with the performance based compensation exemption provided under Section 162(m), thus excluding from the Section 162(m) compensation limitation any income recognized by executives pursuant to such stock options and SARs. The compensation committee intends to review periodically the potential impacts of Section 162(m) on structuring and administering our compensation programs.
Compensation Committee Report
The compensation committee reviewed and discussed the above Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted by the Compensation Committee,
Brett Icahn
Vincent J. Intrieri

SUMMARY COMPENSATION TABLE
The following table summarizes the compensation of the named executive officers for the years ended December 31, 2010, 2009 and 2008. The named executive officers are Mr. Cowan, Mr. Davies and Mr. Lullman. We have no other executive officers.

				Non-Equity
			Option	Incentive Plan	All Other
			Awards	Compensation	Compensation
Name	Year	Salary($)	($)(1)	($)	($)(2)	Total ($)
James Cowan (3)	2010	350,000	193,013	—	37,572	$580,585
President and Chief Executive Officer	2009	340,500	160,000	169,482	36,636	$706,618
	2008	312,000	95,100	142,350	40,498	$589,948

Dale C. Davies (4)	2010	205,000	104,601	—	28,636	$338,237
Senior Vice President and Chief Financial Officer	2009	200,000	57,600	86,250	29,200	$373,050
	2008	165,198	88,080	69,441	14,727	$337,446

Alan C. Lullman	2010	260,000	78,213	—	41,935	$380,148
Senior Vice President, Sales	2009	260,000	48,000	78,488	35,381	$421,869
	2008	260,000	95,100	113,625	45,891	$514,616

(1)
Amounts shown do not reflect compensation actually received by the named executive officers nor do they necessarily reflect the actual value that will be recognized by the named executive officers. Instead, the amounts shown are the aggregate grant date fair value of SARs granted to the named executive officers. The aggregate fair value as of the grant date for SARs awards is expensed over the number of months of service required for the grant to become non-forfeitable and are adjusted every period until settlement, cancellation or expiration occurs. See Note 18 — Stock Based Compensation to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for a discussion of assumptions used to calculate the aggregate fair value as of the grant date.

(2)	See “All Other Compensation Table” below for amounts, which include perquisites, tax reimbursements, our match on elective contributions to our 401(k) plan and various other compensation amounts.

(3)
Mr. Cowan was appointed our president and chief executive officer effective April 1, 2009. Mr. Cowan was already serving as a named executive officer as he was our executive vice president and chief operating officer since December 2005.

(4)	Mr. Davies was appointed our senior vice president, chief financial officer and treasurer effective June 16, 2008, and became one of our named executive officers on such date.

ALL OTHER COMPENSATION TABLE

		Perquisites and		401(k) Matching	Insurance
		Other Personal		Contributions	Premiums
Name	Year	Benefits ($)		($)(1)	($)		Total ($)
James Cowan	2010	28,248	(2)	7,350	1,974	(3)	$37,572
	2009	27,366	(2)	7,350	1,920	(3)	$36,636
	2008	30,326	(2)	6,900	3,272	(3)	$40,498

Dale C. Davies (4)	2010	20,626	(5)	6,150	1,860	(6)	$28,636
	2009	21,245	(5)	6,000	1,955	(6)	$29,200
	2008	7,176	(5)	4,956	2,595	(6)	$14,727

Alan C. Lullman	2010	33,511	(7)	6,192	2,232	(6)	$41,935
	2009	26,987	(7)	6,192	2,202	(6)	$35,381
	2008	33,948	(7)	5,850	6,093	(8)	$45,891

(1)	These amounts represent our matching contributions to each named executive officers’ 401(k) plan account equal to 50% of deferrals up to a maximum of 6% of covered compensation.

(2)
Represents payments we made on behalf of Mr. Cowan of $19,968 for an automobile allowance (and related tax reimbursements) and $8,280 in country club dues in 2010, $19,446 for an automobile allowance (and related tax reimbursements) and $7,920 for country club dues in 2009 and $22,706 for an automobile allowance (and related tax reimbursements) and $7,620 for country club dues in 2008.

(3)	These amounts represent the taxable income related to payment of premiums for group term life insurance for the benefit of Mr. Cowan.

(4)	Mr. Davies was appointed our senior vice president, chief financial officer and treasurer effective as of June 16, 2008 and became one of our named executive officers on such date.

(5)
Represents payments we made on behalf of Mr. Davies of $20,626 for an automobile allowance (and related tax reimbursements) in 2010, $21,245 for an automobile allowance (and related tax reimbursements) in 2009 and $7,176 for an automobile allowance (and related tax reimbursements) in 2008.

(6)	These amounts represent the taxable income related to payment of premiums for group term life insurance and personal liability umbrella insurance for the benefit of the named executive officer.

(7)
Represents payments we made on behalf of Mr. Lullman of $25,981 for an automobile allowance (and related tax reimbursements) and $7,530 for country club dues in 2010, $24,861 for an automobile allowance (and related tax reimbursements) and $2,126 for athletic club dues in 2009 and $31,985 for an automobile allowance (and related tax reimbursements) and $1,963 for athletic club dues in 2008.

(8)
These amounts represent the taxable income related to payment of premiums for group term life insurance, personal liability umbrella insurance and executive survivor insurance for the benefit of Mr. Lullman. The executive survivor insurance plan was terminated as of December 31, 2008.

Employment Agreements. In order to attract and retain qualified executives, from time to time we have entered into employment agreements with our named executive officers. The employment agreements described below were in place for all or part of our fiscal year ended December 31, 2010.
James Cowan. In December 2005, we entered into an employment agreement with Mr. Cowan to serve as our executive vice president and chief operating officer through December 31, 2008, unless earlier terminated pursuant to the agreement. That employment agreement expired based upon its terms on December 31, 2008. Mr. Cowan was appointed as our president and chief executive officer effective April 1, 2009, and served us on an at-will basis through May 8, 2009, when we entered into a new employment agreement with Mr. Cowan to serve as our president and chief executive officer. The term of Mr. Cowan’s new employment agreement was effective May 1, 2009 and will continue through May 1, 2012, unless earlier terminated pursuant to the agreement.
Under the terms of the previous agreement, Mr. Cowan was entitled to receive a base salary at an annual rate of $300,000. Effective January 1, 2008, the compensation committee granted a 4% raise in the base salaries of all named executive officers. Accordingly, Mr. Cowan’s base salary for 2008 was $312,000. In conjunction with his appointment as our president and chief executive officer on April 1, 2009, Mr. Cowan became entitled to receive a base salary at an annual rate of $350,000. This base salary continued under the new employment agreement.
Under the terms of the previous agreement, Mr. Cowan was also entitled to annual incentive compensation for each calendar year of employment ending on or after December 31, 2006 of up to 50% of his then applicable base salary, provided certain performance targets established by our compensation committee were achieved. Effective May 1, 2009, under the terms of his new agreement, Mr. Cowan became eligible for annual incentive compensation for each calendar year of employment ending on or after December 31, 2009 of up to 60% of his then applicable base salary, provided certain performance targets established by our compensation committee are achieved.
In addition to the compensation described above and pursuant to the terms of his previous employment agreement, we granted Mr. Cowan options to purchase 249,160 shares of Common Stock in connection with our initial public offering. The exercise price of the options was $21.00, the fair market value of our Common Stock at the time of grant. On January 19, 2011, 219,160 of these stock options expired unexercised.
Mr. Cowan’s new employment agreement provides that he is eligible to participate in all health care, group term life insurance, group long-term disability insurance, 401(k) participation, vacation and other similar benefits we offer our senior executives. In addition, he will be reimbursed for the reasonable use of an automobile and for the payment of reasonable country club dues (excluding initiation fees) on terms consistent with our other senior executives.
Mr. Cowan’s new employment agreement provides that he is entitled to terminate the agreement upon 30 days’ written notice. We may terminate Mr. Cowan’s employment at any time, with or without cause (as defined in the agreement). If Mr. Cowan’s employment terminates due to death or disability, he is entitled to receive earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination, incentive compensation earned and due with respect to a completed calendar year but not paid as of the date of termination, and a pro-rated portion of his incentive compensation payable for any incomplete calendar year.
Mr. Cowan’s new employment agreement provides that, if Mr. Cowan is terminated without cause (as defined in the agreement), he is entitled to receive earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination, incentive compensation earned and due with respect to a completed calendar year but not paid as of the date of termination, a pro-rated portion of his incentive compensation payable for any incomplete calendar year and, in addition, a continuation of the payment of the base salary he would have earned through May 1, 2012 (the expiration date of the agreement) had he continued to be employed by us through such date. If Mr. Cowan resigns or if we terminate Mr. Cowan for cause (as defined in the agreements), he is entitled to receive earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination.
Mr. Cowan’s new employment agreement contains non-competition and non-solicitation provisions that prohibit Mr. Cowan from directly or indirectly competing with us during the term of his employment and generally for the longer of a one-year period thereafter or as long as we pay Mr. Cowan his base salary following termination. Mr. Cowan’s employment agreement also contains provisions requiring him to protect confidential information during his employment and at all times thereafter.

Except as otherwise noted, the material terms of Mr. Cowan’s new employment agreement are substantially similar to the provisions under Mr. Cowan’s prior employment agreement.
Dale C. Davies. Mr. Davies was appointed as our senior vice president, chief financial officer and treasurer on June 16, 2008. Mr. Davies served us on an at-will basis through September 12, 2008, when we entered into an employment agreement with Mr. Davies to serve as our senior vice president, chief financial officer and treasurer. The term of Mr. Davies’ employment agreement was effective as of September 1, 2008 and will continue through September 1, 2011, unless earlier terminated pursuant to the agreement.
Under the terms of the agreement, Mr. Davies is entitled to a base salary at an annual rate of $185,000 per year. Mr. Davies’ base salary for 2010 was $205,000. Effective April 1, 2011, the compensation committee approved an increase to Mr. Davies’ base salary to $225,000. Mr. Davies is also entitled to annual incentive compensation for each calendar year of employment ending on or after December 31, 2008 of up to 50% of his then applicable base salary, provided certain objective performance targets established by our compensation committee are achieved.
Mr. Davies is entitled to receive health care, group term life insurance, group long-term disability insurance, 401(k) participation, vacation and other similar employee benefits we generally provide to our senior employees. In addition, he will be reimbursed for the reasonable use of an automobile on terms consistent with other senior employees.
The agreement shall terminate and Mr. Davies’ employment shall end upon his death or disability, if Mr. Davies resigns for good reason (as defined in the agreement) or if we discharge Mr. Davies with or without cause (as defined in the agreement), which we may do at any time.
If Mr. Davies’ employment is terminated due to death or disability, he is entitled to receive earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination, incentive compensation earned and due with respect to a completed calendar year but not paid as of the date of termination, and a pro-rated portion of his incentive compensation payable for any incomplete calendar year.
If Mr. Davies is terminated without cause (as defined in the agreement) or if he terminates the agreement for good reason (as defined in the agreement), he is entitled to receive (i) earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination, (ii) incentive compensation earned and due with respect to a completed calendar year but not paid as of the date of termination, (iii) a pro-rated portion of his incentive compensation payable for any incomplete calendar year and (iv) a continuation of the payment of the base salary he would have earned through September 1, 2011 had he continued to be employed by us through such date. We are entitled to an offset of the continuation payments under clause (iv) above on account of any remuneration or other benefit attributable to any subsequent employment that Mr. Davies may obtain.
Mr. Davies’ employment agreement contains non-competition and non-solicitation provisions that prohibit Mr. Davies from directly or indirectly competing with us during the term of his employment and generally for the longer of a one-year period thereafter or as long as we pay Mr. Davies his base salary following termination. Mr. Davies’ employment agreement also contains provisions requiring him to protect confidential information during his employment and at all times thereafter.
Alan C. Lullman. In March 2007, we entered into an employment agreement with Mr. Lullman to serve as senior vice president, sales, marketing and services. The term of Mr. Lullman’s employment agreement began on January 1, 2007 and continued through December 31, 2009 when it expired pursuant to its terms. Currently, we employ Mr. Lullman as senior vice president, sales on an at-will basis.

2010 GRANTS OF PLAN-BASED AWARDS TABLE

	Grant Dates	All Other Option
	of Equity	Awards: Number of	Exercise or Base
	Based	Securities Underlying	Price of Option	Fair Value of Option
Name	Awards	Awards (#)	Awards ($/Sh)	Awards ($)
James Cowan	3/31/2010	24,950	$12.16	$143,213	(1)
	5/14/2010	7,500	$14.12	$49,800	(2)

Dale C. Davies	3/31/2010	12,150	$12.16	$69,741	(1)
	5/14/2010	5,250	$14.12	$34,860	(2)

Alan C. Lullman	3/31/2010	4,950	$12.16	$28,413	(1)
	5/14/2010	7,500	$14.12	$49,800	(2)

(1)
On March 31, 2010, our compensation committee approved and granted a total of 141,650 SARs under our 2005 Equity Incentive Plan, including 24,950 SARs to Mr. Cowan, 12,150 SARs to Mr. Davies and 4,950 SARs to Mr. Lullman. The SARs vest in three equal annual installments on the first, second and third anniversaries of the grant date. The SARs have a term of seven years and settle in cash.

The last column on the right represents the aggregate grant date fair value of SARs granted. The per-SAR fair value was $5.74 for each SAR issued to Messrs. Cowan, Davies and Lullman. The fair value for SARs awards is expensed over the number of months of service required for the grant to become non-forfeitable and is adjusted every period until settlement, cancellation or expiration occurs. Amounts shown do not reflect compensation actually received by the named executive officers nor does it necessarily reflect the actual value that will be recognized by the named executive officers. Instead, the amounts shown are the aggregate grant date fair value.

(2)
On May 14, 2010, our compensation committee approved and granted 95,100 new SARs under our 2005 Equity Incentive Plan in exchange for 190,200 SARs granted in 2007, including 7,500 new SARs to Mr. Cowan, 5,250 new SARs to Mr. Davies and 7,500 new SARs to Mr. Lullman. The newly granted SARs vest in three equal annual installments on the first, second and third anniversaries of the grant date. The SARs have a term of seven years and settle in cash.

The last column on the right represents the aggregate grant date fair value of SARs granted. The per-SAR fair value was $6.64 for each SAR issued to Messrs. Cowan, Davies and Lullman. The fair value for SARs awards is expensed over the number of months of service required for the grant to become non-forfeitable and is adjusted every period until settlement, cancellation or expiration occurs. Amounts shown do not reflect compensation actually received by the named executive officers nor does it necessarily reflect the actual value that will be recognized by the named executive officers. Instead, the amounts shown are the aggregate grant date fair value.

Our compensation committee chose to grant SARs to these officers to align their interests with those of our shareholders and give them a vested interest in the long term success of the company. No other timing constraints were used or applied when issuing stock-based compensation.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards
					Equity
					Incentive Plan
					Awards:
	Number of		Number of		Number of
	Securities		Securities		Securities
	Underlying		Underlying		Underlying
	Unexercised		Unexercised		Unexercised		Option	Option
	Option		Option		Unearned		Award	Award
	Awards (#)		Awards (#)		Option		Exercise	Expiration
Name	Exercisable		Unexercisable		Awards (#)		Price ($)	Date
James Cowan	—		7,500	(1)	—		$14.12	5/14/2017
	—		24,950	(2)(3)	—		$12.16	3/31/2017
	12,500		18,750	(4)(5)	18,750	(4)(5)	$6.71	3/3/2016
	3,750		3,750	(6)(7)	1,875	(6)(7)	$20.88	4/28/2015
	219,160	(8)	—		—		$21.00	1/19/2011

Dale C. Davies	—		5,250	(1)	—		$14.12	5/14/2017
	—		12,150	(2)(9)	—		$12.16	3/31/2017
	4,500		6,750	(4)(10)	6,750	(4)(10)	$6.71	3/3/2016
	1,125		1,125	(11)(12)	563	(11)(12)	$16.46	9/12/2015
	2,625		2,625	(6)(13)	1,313	(6)(13)	$20.88	4/28/2015
	14,286	(8)	—		—		$21.00	1/19/2011

Alan C. Lullman	—		7,500	(1)	—		$14.12	5/14/2017
	—		4,950	(2)(14)	—		$12.16	3/31/2017
	—		5,625	(4)(15)	5,625	(4)(15)	$6.71	3/3/2016
	3,750		3,750	(6)(7)	1,875	(6)(7)	$20.88	4/28/2015
	33,333	(8)	—		—		$21.00	1/19/2011

(1)
On May 14, 2010, Messrs. Cowan, Davies and Lullman exchanged 15,000, 10,500 and 15,000 SARs granted on April 4, 2007 for 7,500, 5,250 and 7,500 SARs, respectively. These SARs vest and become exercisable in equal installments on the first, second and third anniversaries of their grant and expire on the date shown above, which is the seventh anniversary of their grant.

(2)
On March 31, 2010, Messrs. Cowan, Davies and Lullman were granted 24,950, 12,150 and 4,950 SARs, respectively. These SARs vest and become exercisable in equal installments on the first, second and third anniversaries of their grant and expire on the date shown above, which is the seventh anniversary of their grant.

(3)	8,317 of these SARs became exercisable on March 31, 2011.

(4)
On March 3, 2009, Messrs. Cowan, Davies and Lullman were granted 50,000, 18,000 and 15,000 SARs, respectively. One half of such SARs vest in 25% increments on the first, second, third and fourth anniversaries of the grant date. The remaining one half of such SARs similarly vest in 25% increments on the first, second, third and fourth anniversaries of the grant date, but only if the closing price of the Company’s common stock achieves a specified price target during the preceding twelve month period for twenty trading days during any sixty day trading day period. If the Company’s common stock does not achieve the specified price target during any such twelve month period, the applicable portion of these performance-based SARs will be canceled. These SARs expire on the date shown above, which is the seventh anniversary of their grant.

(5)	12,500 of these SARs became exercisable on March 3, 2011.

(6)
On April 28, 2008, Messrs. Cowan, Davies, Lullman and Unger were granted 15,000, 10,500 and 15,000 SARs, respectively. One half of such SARs vest in 25% increments on the first, second, third and fourth anniversaries of the grant date. The remaining one half of such SARs similarly vest in 25% increments on the first, second, third and fourth anniversaries of the grant date, but only if the closing price of the Company’s common stock achieves a specified price target during the preceding calendar year for twenty trading days during any sixty day trading day period. If the Company’s common stock does not achieve the specified price target during any such calendar year, the applicable portion of these performance-based SARs will be canceled. These SARs expire on the date shown above, which is the seventh anniversary of their grant.

(7)
On December 31, 2008, 1,875 of the 15,000 SARs granted on April 28, 2008 were canceled due to the specified stock performance target not being met. On December 31, 2009, 1,875 of the 15,000 SARs granted on April 28, 2008 were canceled due to the specified stock performance target not being met. On December 31, 2010, 1,875 of the 15,000 SARs granted on April 28, 2008 were canceled due to the specified stock performance target not being met. On April 28, 2011, 1,875 of these SARs became exercisable.

(8)	Options granted on January 19, 2006 expired on the date shown above, which was the fifth anniversary of their grant.

(9)	4,050 of these SARs became exercisable on March 31, 2011.

(10)	4,500 of these SARs became exercisable on March 3, 2011.

(11)
On September 12, 2008, Mr. Davies was granted 4,500 SARs. The compensation committee approved the grant on September 11, 2008. One half of such SARs vest in 25% increments on the first, second, third and fourth anniversaries of the grant date. The remaining one half of such SARs similarly vest in 25% increments on the first, second, third and fourth anniversaries of the grant date, but only if the closing price of the Company’s common stock achieves a specified price target during the preceding calendar year for twenty trading days during any sixty day trading day period. If the Company’s common stock does not achieve the specified price target during any such calendar year, the applicable portion of these performance-based SARs will be canceled. These SARs expire on the date shown above, which is the seventh anniversary of their grant.

(12)
On December 31, 2008, 562 of the 4,500 SARs granted on September 12, 2008 were canceled due to the specified stock performance target not being met. On December 31, 2009, 563 of these SARs were canceled due to the specified stock performance target not being met. On December 31, 2010, 562 of these SARs were canceled due to the specified stock performance target not being met.

(13)
On December 31, 2008, 1,312 of the 10,500 SARs granted on April 28, 2008 were canceled due to the specified stock performance target not being met. On December 31, 2009, 1,313 of these SARs were canceled due to the specified stock performance target not being met. On December 31, 2010, 1,312 of these SARs were canceled due to the specified stock performance target not being met. On April 28, 2011, 1,313 of these SARs became exercisable.

(14)	1,650 of these SARs became exercisable on March 31, 2011.

(15)	3,750 of these SARs became exercisable on March 3, 2011.
2010 OPTION EXERCISES AND STOCK VESTED

Option Awards
	Number of		Value
	Shares		Realized
	Acquired on		Upon
Name	Exercise (#)		Exercise ($)
Alan C. Lullman	—	(1)	28,800

(1)	During 2010, Mr. Lullman exercised 3,750 SARs granted on March 3, 2009 with an exercise price of $6.71.
2010 POSTRETIREMENT BENEFITS

		Number of	Present	Payments
		Years	Value of	During Last
		Credited	Accumulated	Fiscal Year
Name	Plan Name	Service (#)	Benefit ($)	($)
Alan C. Lullman	Postretirement Health Insurance Benefits (1)	—	—	—

(1)	Postretirement health insurance premiums were increased during 2010 resulting in no accumulated benefit as of December 31, 2010.
We provide postretirement health benefits for Mr. Lullman as he had one year of continuous service prior to March 31, 2004. Upon his retirement, Mr. Lullman will become eligible for these benefits. Benefits received under this plan include health coverage. We have reserved the right to amend, modify or terminate the remaining postretirement health insurance plan.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
We describe the triggering events that may result in payments of compensation and other benefits to each of our named executive officers upon termination or upon a change in control under “Employment Agreements” above. The table below quantifies the payments, other than accrued liabilities and benefits described above, that would have been payable to our named executive officers if they had been terminated on December 31, 2010.

Executive	Termination Payment (1)
James Cowan	$466,667	(2)

Dale C. Davies	$136,667	(3)

Alan C. Lullman	$—	(4)

(1)
Upon a termination that would give rise to termination payments as described in the footnotes below, the executives would also be entitled to receive incentive compensation, if any, that is then earned and unpaid. For 2010, our compensation committee did not award incentive compensation to our named executive officers. The Company did not meet its financial target for 2010 and the compensation committee elected not to award the discretionary portion of the management incentive plan to our named executive officers. The compensation committee retains sole discretion over all matters relating to such incentive compensation, including, without limitation, the decision to pay any incentive compensation, the amount of incentive compensation, if any, the ability to increase or decrease incentive compensation and make changes to any performance measures or targets, and discretion over the payment of partial awards in the event of employment termination.

(2)
This amount represents a continuation of base salary (as in effect as of December 31, 2010) of $350,000 per year through the end of Mr. Cowan’s then-applicable employment term (May 1, 2012), pursuant to the terms of his employment agreement, payable upon termination without cause as such term is defined in Mr. Cowan’s employment agreement.

(3)
This amount represents a continuation of base salary (as in effect as of December 31, 2010) of $205,000 per year through the end of Mr. Davies’ then-applicable employment term (September 1, 2011), pursuant to the terms of his employment agreement, payable upon termination without cause or resignation for good reason, as each such term is defined in Mr. Davies’ employment agreement.

(4)	Mr. Lullman’s employment agreement expired pursuant to its terms on December 31, 2009.
DIRECTOR COMPENSATION TABLE
Each director is entitled to reimbursement for out-of-pocket expenses incurred for each meeting of the full board or a committee of the board attended. The annual compensation for our independent directors is $30,000. In addition, each independent director is entitled to receive $1,000 for each board, committee and independent director meeting attended and an annual stipend of $5,000 if he is a chairperson of a committee. Directors affiliated with Mr. Carl Icahn were not paid any compensation for serving on our board of directors in 2010.
Effective April 1, 2009, Mr. James J. Unger assumed the role of vice chairman of the board. In exchange for these services, Mr. Unger was entitled to an annual director fee of $65,000 paid quarterly in equal installments, in advance, and was also provided an automobile allowance. In conjunction with assuming the role of vice chairman, Mr. Unger entered into a one-year consulting agreement. In his role as a consultant, Mr. Unger reported to and served at the discretion of our board of directors in exchange for an annual consulting fee of $135,000. Mr. Unger’s consulting agreement terminated as of April 1, 2010. He remains in the role as vice chairman of the board and in this capacity will continue to receive a director fee of $65,000 and an automobile allowance.
The following table discloses the fees earned by or paid to Mr. Unger and each of our independent directors in 2010.

	Fees earned or	All other
Name	paid in cash ($)	compensation ($)		Total ($)
Harold First	$46,000	$—		$46,000

James C. Pontious	$41,000	$—		$41,000

J. Mike Laisure	$40,000	$—		$40,000

James J. Unger	$65,000	$64,388	(1)	$129,388

(1)	Represents $36,750 in consulting fees and payments we made on behalf of Mr. Unger of $25,021 for an automobile allowance (and related tax reimbursements) and $2,617 for a cell phone.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table discloses the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2010.

Number of securities
	Number of		remaining
	securities to		available for
	be issued		future issuance
	upon	Weighted-average	under equity
	exercise of	exercise price of	compensation
	outstanding	outstanding	plans (excluding
	options, warrants	options, warrants	securities reflected
	and rights	and rights	in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	376,353	$21.00	515,124
Equity compensation plans not approved by security holders	—	—	—
Total	376,353	$21.00	515,124	(1)

(1)
As of April 28, 2011, 855,476 shares of our Common Stock remain available for issuance under our 2005 Equity Incentive Plan. Our SARs, which are also issued under our 2005 Equity Incentive Plan, settle only in cash and are not reflected above.

TRANSACTIONS WITH RELATED PERSONS
Other than the transactions described below, for the last fiscal year there has not been, nor is there currently proposed, any transaction, as defined by the SEC:
•	to which we are or will be a participant;

•	in which the amount involved exceeded or will exceed $120,000; and

•	in which any related person, as defined by the SEC, had or will have a direct or indirect material interest.
We believe that each of the transactions described below is on terms no less favorable to us than could have been obtained from unaffiliated third parties. Although we do not have a separate conflicts policy, we intend to comply with applicable law with respect to transactions involving potential conflicts. Our bylaws provide that transactions between us and any of our directors or officers are subject to full disclosure and approval in good faith by the majority of the disinterested members of our board of directors, approval of shareholders holding two-thirds of the voting power of the shares entitled to vote, other than shares held by the interested director(s), approval by the unanimous affirmative vote of the holders of all outstanding shares, whether or not entitled to vote, or the determination that the contract or agreement, and the person asserting the validity of the contract or agreement, is fair and reasonable to us as of the time it is authorized, approved or ratified, or as otherwise provided by law. Interested directors are not counted in determining the existence of a quorum at any meeting of the board of directors which shall authorize or ratify any such transaction.
TRANSACTIONS WITH MR. CARL ICAHN AND ENTITIES AFFILIATED WITH MR. CARL ICAHN
Overview
Our company was formed in 1988 as a company beneficially owned by Mr. Carl Icahn. Mr. Carl Icahn is our principal beneficial shareholder (through IELP) and is the chairman of our board of directors. We grew our company through the transfer of certain assets to us from ACF Industries, Incorporated (now known as ACF Industries, LLC), a company also beneficially owned by Mr. Carl Icahn. Since our formation, we have entered into agreements relating to the acquisition of assets from and disposition of assets to entities controlled by Mr. Carl Icahn, the provision of goods and services to us by entities controlled by Mr. Carl Icahn, the provision of goods and services by us to entities affiliated with Mr. Carl Icahn and other matters involving entities controlled by Mr. Carl Icahn. We have received substantial benefit from these agreements and we expect that in the future we will continue to conduct business with entities affiliated with or controlled by Mr. Carl Icahn. In addition, we receive other benefits from our affiliation with Mr. Carl Icahn and companies controlled by Mr. Carl Icahn, such as our participation in buying groups and other arrangements with entities controlled by Mr. Carl Icahn.
We describe below the material arrangements and other relationships that we are, or have been, a party to with Mr. Carl Icahn and entities affiliated with Mr. Carl Icahn since January 1, 2010. All of the arrangements and relationships described below that are required to be disclosed pursuant to Item 404 of Regulation S-K and that took effect since our January 2006 initial public offering and our admission to NASDAQ have been approved by the independent members of our audit committee, in accordance with applicable listing standards of NASDAQ and our audit committee charter.

CERTAIN TRANSACTIONS WITH ACF INDUSTRIES LLC
1994 ACF Asset Transfer
On October 1, 1994, under an asset transfer agreement with ACF, we acquired properties and assets used in ACF’s railcar components manufacturing business and its railcar servicing business at specified locations, and certain intellectual property rights associated with the transferred assets and businesses, as well as specified assets used in the manufacture and sale of industrial size mixing bowls. We refer to this transaction as the 1994 ACF asset transfer.
Pursuant to the 1994 ACF asset transfer, ACF retained and agreed to indemnify us for certain liabilities and obligations relating to ACF’s conduct of business and ownership of the assets at these locations prior to their transfer to us, including liabilities relating to employee benefit plans, workers compensation, environmental contamination and third-party litigation. See Note 19 — Related Party Transactions to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.
Also in connection with the 1994 ACF asset transfer, we entered into several administrative and operating agreements with ACF, effective as of October 1, 1994. Those that remained in effect as of January 1, 2010, are described below. During 2010, we incurred $2.0 million of expenses related to transactions with ACF.
Manufacturing Services Agreement. Under the manufacturing services agreement entered into in 1994 and amended in 2005, ACF agreed to manufacture and distribute, at our instruction, various railcar components. In consideration for these services, we agreed to pay ACF based on agreed upon rates. We believe that payments to ACF under this arrangement are comparable to the cost we would have paid to an independent third party to manufacture such components. This agreement automatically renews on an annual basis unless we provide six months prior written notice of termination. There is no right of termination for ACF under this agreement. In the year ended December 31, 2010, we purchased $1.1 million of railcar components from ACF under this agreement.
License Agreement from ACF. Under a license agreement with ACF, ACF granted us a non-exclusive, perpetual, royalty-free license to the patents and other intellectual property owned by it, which could be used by us in the conduct of our business, but did not exclusively relate to our business, including the 12 patents and one patent application, now issued as a patent, listed in that agreement. Of these patents, ten patents have expired and the remaining three patents have expiration dates ranging from 2012 to 2013. These remaining patents primarily relate to certain railcar components. Under this agreement, we could not use the licensed patents for the production of railcar components for third parties without the consent of ACF. In 1997, ACF transferred the patents covered by this license to us. This license is not assignable by either party, without the prior consent of the other, except in connection with the sale of substantially all of either party’s business.
License Agreement to ACF. Under a license agreement with ACF, we granted ACF a non-exclusive, perpetual, royalty-free license to the intellectual property exclusively relating to our business that was transferred to us in the 1994 ACF asset transfer. There are no restrictions on ACF’s use of the information licensed under this agreement. This license is not assignable by either party, without the prior consent of the other, except in connection with the sale of substantially all of either party’s business.
Asset Purchase Agreement
On January 29, 2010, ARI entered into an agreement to purchase certain assets from ACF for approximately $0.9 million that will allow the Company to manufacture railcar components previously purchased from ACF.
The purchase price of approximately $0.9 million was determined using various factors, including but not limited to, independent appraisals that assessed fair market value for the purchased assets, each asset’s remaining useful life and the replacement cost of each asset.

CERTAIN TRANSACTIONS WITH AMERICAN RAILCAR LEASING LLC
Manufacturing Operations and Railcar Services
ARL is a railcar leasing company controlled by Mr. Carl Icahn, our principal beneficial shareholder and the chairman of our board of directors. Mr. James Unger, our former president and chief executive officer and the current vice chairman of our board of directors, has been a director of ARL since 2004. We sell railcars and railcar components to ARL and its subsidiaries. We believe that since ARL’s formation in 2004, we have been the only supplier of railcars to ARL, although ARL is not precluded from purchasing railcars from others.
In 2010, our revenues from manufacturing operations included $81.9 million from transactions with ARL. In 2010, our revenues from railcar services included $15.0 million from transactions with ARL. As of December 31, 2010, our backlog included $1.2 million in railcar orders by ARL. These orders are on substantially the same terms as we provide to our other customers. We have entered into various agreements with ARL from time to time, including the following agreements that were effective during 2010.
ARL Railcar Orders. From time to time, we manufacture and sell railcars to ARL under long-term agreements as well as on a purchase order basis. Profit margins on sales to related parties approximate the margins on sales to other large customers. ARL also has acted as an agent for us to source railcar leasing customers. In connection therewith, ARL has assigned orders to us for railcars to be manufactured and leased by us. We are currently negotiating the terms of our agency relationship with ARL. Any such agreement, including payments that we may agree to make to ARL for these services, will be on an arm’s length basis and subject to the approval of our audit committee.
ARL Fleet Services Agreement. Effective as of January 1, 2008, we entered into a fleet services agreement with ARL which replaced the April 2005 railcar servicing agreement. The new agreement reflects a reduced level of fleet management services, relating primarily to logistics management services, for which ARL pays a fixed monthly fee. Additionally, under the agreement, we provide railcar repair and maintenance services to ARL at a charge for labor, components and materials. The agreement extended through December 31, 2010 and automatically renews for additional one year periods unless either party gives at least sixty days’ prior notice of termination. There is no termination fee if we elect to terminate the new agreement. This agreement was replaced by a new agreement.
On April 15, 2011 ARI entered into an agreement with ARL to provide railcar repair, engineering, administrative and other services, on an as needed basis, for ARL’s lease fleet at mutually agreed upon prices (the Railcar Services Agreement). The Railcar Services Agreement is effective April 16, 2011 with a term of three years and will automatically renew for additional one year periods unless either party provides at least sixty days’ written prior notice of termination. There is no termination fee if the Company elects to terminate the agreement prior to the end of the term.
ARI/ARL Rent and Building Services Extension Agreement. Effective December 31, 2007, we entered into a rent and building services agreement with ARL. Under this agreement, ARL provided us with the use of our headquarters space. ARL leased this space from an affiliate of James J. Unger, our former president and chief executive officer and the current vice chairman of our board of directors. See “Certain transactions involving James J. Unger.” In 2010, we incurred $0.6 million of expense to affiliates under this leasing arrangement. This agreement terminated on December 31, 2010 by mutual agreement.
ARL Trademark License Agreement. Effective June 30, 2005, we entered into a trademark license agreement with ARL. Under this agreement, we are entitled to an annual fee of $1,000 and, in return, we have granted a nonexclusive, perpetual, worldwide license to ARL to use our common law trademarks “American Railcar” and the “diamond shape” of our ARI logo. ARL may only use the licensed trademarks in connection with its railcar leasing business.
CERTAIN TRANSACTIONS INVOLVING MR. CARL ICAHN AND OTHER RELATED ENTITIES
Registration Rights
We entered into a registration rights agreement, effective upon the completion of our initial public offering, with certain of our existing shareholders, including shareholders controlled by Mr. Carl Icahn. The shareholders that are party to the registration rights agreement will have the right to require us, subject to certain terms and conditions, to register their shares of our Common Stock under the Securities Act at any time following expiration of the lock-up period applicable to them. These shareholders collectively will have an aggregate of five demand registration rights, three of which relate solely to registration on a short-form registration statement, such as a Form S-3. In addition, if we propose to register any additional shares of our capital stock under the Securities Act, these shareholders will be entitled to customary “piggyback” registration rights, which will entitle them to include their shares of Common Stock in a registration of our securities for sale by us or by other security holders. The registration rights granted under the registration rights agreement are subject to customary exceptions and qualifications and compliance with certain registration procedures. Approximately 11.3 million shares of our Common Stock are entitled to the benefits of these registration rights.

Transactions with Icahn Sourcing LLC
Icahn Sourcing LLC (Icahn Sourcing) is an entity formed and controlled by Mr. Carl Icahn in order to leverage the potential buying power of a group of entities with which Mr. Carl Icahn either owns or otherwise has a relationship in negotiating with a wide range of suppliers of goods, services and property. We are a member of the buying group and, as such, are afforded the opportunity to purchase goods, services and property from vendors with whom Icahn Sourcing has negotiated rates and terms. Icahn Sourcing does not guarantee that we will purchase any goods, services or property from any such vendors, and we are under no obligations to do so. We do not pay Icahn Sourcing any fees or other amounts with respect to the buying group arrangement. We have purchased a variety of goods and services as a member of the buying group at prices and on terms that we believe are more favorable than those which would be achieved on a stand-alone basis.
CERTAIN TRANSACTIONS INVOLVING JAMES J. UNGER
Consulting Arrangement
James J. Unger resigned as our president and chief executive officer effective April 1, 2009. Mr. Unger began serving as a consultant on that same date. In this role, Mr. Unger, among other things, assisted Mr. Cowan, our new chief executive officer, with the leadership transition, worked to maintain key customer relationships, participated in customer contract negotiations and assisted with potential strategic transactions. Mr. Unger also, among other things, maintained his roles with our joint ventures and continued to represent us as a member of various railcar industry groups. Mr. Unger remains on our board of directors and, effective April 1, 2009, assumed the role of vice chairman of the board. In exchange for these services, Mr. Unger received an annual consulting fee of $135,000, and a director fee of $65,000 that are each payable quarterly, in advance, and an automobile allowance. In his role as a consultant, Mr. Unger reported to and served at the discretion of our board of directors. Mr. Unger’s consulting agreement terminated as of April 1, 2010. He remains in the role as vice chairman of the board and in this capacity will continue to receive a director fee of $65,000 and an automobile allowance.
Facilities Leasing Arrangements
Our headquarters facility and our Corbitt manufacturing facility in St. Charles, Missouri are owned by St. Charles Properties, an entity controlled by James J. Unger, our former president and chief executive officer and the current vice chairman of our board of directors. We have leased our Corbitt manufacturing facility directly from St. Charles Properties since 2005. As described below, from 2005 through 2010, ARL leased the facility containing our headquarters directly from St. Charles Properties, and we leased our headquarters through our rent and building services agreement with ARL. Under our rent and building services agreement with ARL, we paid ARL $0.6 million per year, which represented the estimate of our proportionate share of ARL’s costs for the space that we used under the lease, including rent and building services. Under the terms of the lease, we were required to pay monthly rent and a portion of the property tax and insurance expenses levied upon the property. ARL was also required to repair and maintain the facility at its costs and expense. This lease expired on December 31, 2010.
On October 29, 2010, we entered into a lease agreement, commencing January 1, 2011, with a term of eleven years and total base rent of $6.4 million, over the term of the agreement, with St. Charles Properties for our headquarters facility. We are required to pay monthly rent and a portion of all tax increases assessed or levied upon the property and increases to the cost of the utilities and other services used.
Our Corbitt manufacturing facility lease expired on February 28, 2011 and we renewed the lease for one successive five-year term. Rent was payable monthly in the amount of $29,763 during 2010. The monthly rent for the renewal period is $30,332 per month. We are required to pay all tax increases assessed or levied upon the property and the cost of the utilities we use, as well as repair and maintain the facility at our expense.
In 2010, we incurred $1.0 million of costs under these two leasing arrangements.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS
Our audit committee, which is comprised of independent members of our board of directors, is responsible under its charter for reviewing and approving “related person transactions,” as those terms are defined by the SEC, for potential conflict of interest situations on an ongoing basis, unless such duty has been delegated to another committee of the board of directors consisting solely of independent directors.
Our audit committee generally does not pre-approve matters involving executive compensation, related party transactions not required to be disclosed under Item 404 of Regulation S-K, or agreements involving the purchase or sale of inventory, goods or services that are entered into in the ordinary course of business under various of our manufacturing and services agreements with ACF and ARL, each of which are companies affiliated with Mr. Carl Icahn, our principal beneficial shareholder (through IELP) and the chairman of our board of directors (though proposed material amendments to such agreements would warrant consideration for possible pre-approval by our audit committee).
At each audit committee meeting, management reports any related person transactions under consideration. After review, the audit committee approves or disapproves such transactions. In reviewing, approving or ratifying related person transactions, the audit committee is responsible for obtaining the material facts of the related person transaction, reviewing whether the related person transaction is on terms no less favorable to us than terms generally available to us from an unaffiliated third party under the same or similar circumstances, and considering such factors as it deems appropriate.
PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and the North Dakota Publicly Traded Corporations Act (the PTCA) both afford our stockholders the right to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with applicable rules.
Our executive compensation programs are designed to help us attract and retain superior executive talent, while providing competitive and differentiated levels of pay based on corporate and individual performance that reinforce the alignment of the interests of the members of our executive management team with those of our shareholders. Please read “Compensation Discussion and Analysis” beginning on page 16 for details about our executive compensation programs, including information about the 2010 compensation of our named executive officers and the compensation committee report beginning on page 19.
We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives you as a shareholder the opportunity to express your views on our named executive officers’ compensation. This vote is not intended to address any specific element of our compensation programs, but rather to address our overall approach to the compensation of our named executive officers described in this proxy statement. To that end we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, narrative disclosure and the report of the compensation committee of the board of directors.”
Vote Required
The affirmative vote of a majority of shares present, in person or represented by proxy, and voting on this proposal is required to approve on an advisory basis the executive compensation as disclosed in this proxy statement. Abstentions and broker “non-votes” are included in the number of shares present or represented for purposes of quorum, but are not considered as shares voting or as votes cast with respect to any matter presented at the Annual Meeting. As a result, abstentions and broker “non-votes” will not have any effect on the proposal to approve executive compensation as disclosed in this proxy statement.
Your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers. Because your vote is advisory, it will not be binding upon the Company, the compensation committee or our board of directors. The board of directors and the compensation committee will, however, take into account the outcome of the say-on-pay vote when considering future compensation arrangements.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.
PROPOSAL NO. 3
ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Act also enables our shareholders to indicate how frequently we should seek an advisory vote regarding the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, and as described in Proposal No. 2 included on page 33 of this proxy statement. By voting on this Proposal No. 3, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation every one, two, or three years. You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or you may abstain from voting when you vote in response to this proposal.
Your vote on this Proposal is advisory and will not be binding upon the Company, the compensation committee or our board of directors. We understand that our shareholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our shareholders on this Proposal. However, the PCTA requires us to hold an advisory vote on executive compensation every year and, so long as we remain subject to the PCTA, we intend to hold an advisory vote on executive compensation on an annual basis.
Vote Required
The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. Abstentions and broker “non-votes” are included in the number of shares present or represented for purposes of quorum, but are not considered as shares voting or as votes cast with respect to any matter presented at the Annual Meeting. As a result, abstentions and broker “non-votes” will not have any effect on the proposal regarding the frequency of holding an advisory vote on executive compensation.
The Board of Directors unanimously recommends that you vote “FOR” the option of once every year as the frequency with which shareholders are provided an advisory vote on executive compensation.
OTHER MATTERS
Shareholder Proposals and Nominations for Director
A request by a shareholder that the Company include in its proxy materials for its 2012 Annual Meeting of Shareholders such shareholder’s nomination of a candidate for election to the Company’s board of directors or such shareholder’s proposal of any other business to be brought before the annual meeting must be received by the Company no later than December 31, 2011. These nominations and proposals must also meet the other requirements of the rules of the SEC and the Company’s By-laws relating to shareholder nominations and proposals.
A shareholder who wishes to nominate a candidate for election to the Company’s board of directors or make a proposal for other business to be brought before the Company’s 2011 Annual Meeting of Shareholders without requiring the Company to include such nomination or proposal in its proxy materials, must give timely notice thereof in writing to: c/o Secretary, American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301.
To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company no earlier than February 10, 2012 and no later than the later of (i) March 10, 2012 and (ii) twenty-five days after the Company has made a public announcement of its 2012 Annual Meeting of Shareholders in accordance with the North Dakota Publicly Traded Corporations Act. If a shareholder who wishes to make a nomination or present a proposal fails to notify the Company by this date, the proxies that management solicits for the meeting will have discretionary authority to vote on the shareholder’s nomination or proposal if it is properly brought before the meeting. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the SEC. If the date of the Company’s 2012 Annual Meeting is changed by more than five (5) days from the anniversary date of the 2011 Annual Meeting, then a shareholder nomination and proposal to be timely must be received no later than ninety (90) days prior to the date of the 2012 Annual Meeting of Shareholders.
Shareholder notices must contain specified information and conform to certain requirements set forth in the Company’s Bylaws. Notices regarding nominations of a candidate for election to the Company’s board of directors should state whether or not the person(s) making the recommendation are “qualified shareholders” under the North Dakota Publicly Traded Corporations Act and should comply with applicable provisions of the Company’s Bylaws.

All shareholder nominations and proposals must satisfy any applicable requirements of the Company’s Bylaws, rules of the SEC and North Dakota corporate law, including the North Dakota Publicly Traded Corporations Act. The board of directors may refuse to acknowledge the nomination or proposal not made in compliance with applicable laws and regulations and the Company’s Bylaws.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10 percent of our Common Stock to file initial reports of their ownership and changes in ownership of our Common Stock with the SEC. To the best of our knowledge, based solely on a review of reports furnished to us and written representations from reporting persons, each person who was required to file such reports complied with the applicable filing requirements during 2010.
Shareholders Sharing an Address
Only one proxy statement is being delivered to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of the shareholders. We will undertake to deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. You may make a written or oral request by sending a written notification to the Secretary, American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301, stating your name, your shared address, and the address to which we should direct the additional copy of the information statement, or by calling our executive office at (636) 940-6000. If multiple shareholders sharing an address have received one copy of this proxy statement and would prefer us to mail each shareholder a separate copy of future mailings, you may send notification to or call our executive office. Additionally, if current shareholders with a shared address received multiple copies of this proxy statement and would prefer us to mail one copy of future mailings to shareholders at the shared address, notification of that request may also be made by mail or telephone call to our executive office.
Report on Form 10-K
The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Securities and Exchange Commission, including financial statements, was included with the Annual Report mailed to each shareholder with this Proxy Statement. Shareholders may obtain without charge another copy of the Form 10-K, excluding certain exhibits, by writing to the Secretary, American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301.
Incorporation by Reference
To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act or the Exchange Act, the section of the proxy statement entitled “Audit Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.
Other Business
Management knows of no other matters that will be presented for action at the Annual Meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented to the meeting.

It is important that proxies be returned promptly. Therefore, shareholders are urged, regardless of the number of shares owned, to date, sign and return the enclosed proxy in the enclosed business reply envelope.
By Order of the Board of Directors
/s/ Michael Obertop
Michael Obertop,
Secretary
May 3, 2011
St. Charles, Missouri

AMERICAN RAILCAR INDUSTRIES, INC.
100 CLARK STREET
ST. CHARLES, MISSOURI 63301
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 7, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned shareholder of American Railcar Industries, Inc., a North Dakota corporation (the “Company”), hereby appoints Vincent J. Intrieri and Michael Obertop, and each of them acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held at the offices of Brown Rudnick LLP, Seven Times Square, New York, New York 10036, on Tuesday, June 7, 2011 at 1:00 P.M., local time, and at any adjournment or postponement thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said meeting upon the matters set forth in the Notice of Annual Meeting of Shareholders in accordance with the following instructions and with discretionary authority upon such other matters as may come before the meeting. All previous proxies are hereby revoked.
(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF SHAREHOLDERS OF
AMERICAN RAILCAR INDUSTRIES, INC.
June 7, 2011
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card
are available at www.americanrailcar.com
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
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00033333333330400000 1	060711

The Board of Directors recommends a vote FOR each of the Director nominees listed in Proposal No. 1, FOR Proposal No. 2 and
FOR a vote of 1 YEAR in Proposal No. 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

This proxy will be voted as specified or, where no direction is given, will be voted FOR all Director nominees listed in Proposal No. 1., FOR Proposal No. 2. and FOR a vote of 1 YEAR in Proposal No. 3. The undersigned shareholder hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement and hereby revokes any proxy or proxies previously given. This proxy may be revoked at anytime prior to its exercise. Please complete, date and sign and mail this proxy promptly in the enclosed postage-prepaid envelope.	1.	The election as directors of all nominees listed below: Carl C. Icahn James J. Unger Vincent J. Intrieri Samuel Merksamer J. Mike Laisure James C. Pontious Harold First Brett Icahn Hunter Gary	FOR ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	AGAINST ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	ABSTAIN ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐

	2.	To approve the advisory vote regarding executive compensation.	☐	☐	☐
		1 year	2 years	3 years	ABSTAIN
	3.	An advisory vote regarding the frequency of holding an advisory vote regarding executive compensation. ☐	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐	NOTE: The transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.